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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm
December 31, 2007

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

        The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholder
of Financial Security Assurance Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the "Company") at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP New York, New York March 17, 2008

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2007	2006
ASSETS
General investment portfolio:
Bonds at fair value (amortized cost of $4,857,295 and $4,505,898)	$5,019,961	$4,681,144
Equity securities at fair value (cost of $40,020 and $54,291)	39,869	54,325
Short-term investments (cost of $88,972 and $85,980)	90,075	86,503
Variable interest entities segment investment portfolio:
Bonds at fair value (amortized cost of $1,119,359 and $1,127,698)	1,139,568	1,128,255
Guaranteed investment contracts from GIC Affiliates at fair value (amortized cost of $621,054 and $962,815) (See Notes 4 and 22)	639,950	962,815
Short-term investments	8,618	19,478
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $2,378 and $40,133)	5,949	41,051
Securitized loans	177,810	241,785
Other	45,505	55,036

Total investment portfolio	7,167,305	7,270,392
Cash	21,770	29,660
Deferred acquisition costs	347,870	340,673
Prepaid reinsurance premiums	1,126,624	1,004,987
Reinsurance recoverable on unpaid losses	76,478	37,342
Other assets (See Notes 16 and 22)	1,348,938	1,496,170

TOTAL ASSETS	$10,088,985	$10,179,224

LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	2,923,608	$2,658,594
Losses and loss adjustment expense reserve	274,556	228,122
Variable interest entities segment debt	2,584,800	3,067,745
Deferred tax liability	110,156	292,905
Notes payable to affiliate	210,143	321,370
Surplus notes	—	108,850
Other liabilities and minority interest (See Note 16 and 22)	1,023,421	439,030

TOTAL LIABILITIES AND MINORITY INTEREST	7,126,684	7,116,616

COMMITMENTS AND CONTINGENCIES (See Note 17)
Preferred stock (5,000.1 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)
Common stock (344 and 380 shares authorized; issued and outstanding; par value of $43,605 and $39,474 per share)	15,000	15,000
Additional paid-in capital	679,692	743,504
Accumulated other comprehensive income, net of deferred income tax provision of $58,530 and $63,063	108,669	117,087
Accumulated earnings	2,158,940	2,187,017

TOTAL SHAREHOLDER'S EQUITY	2,962,301	3,062,608

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$10,088,985	$10,179,224

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2007	2006	2005
REVENUES:
Net premiums written	$607,800	$562,276	$604,411

Net premiums earned	$464,422	$424,078	$431,059
Net investment income from general investment portfolio	234,786	215,595	199,227
Net realized gains (losses) from general investment portfolio	(2,096)	(5,212)	5,177
Net interest income from variable interest entities segment	136,041	137,844	105,561
Net realized and unrealized gains (losses) on derivative instruments	(546,295)	131,119	(124,851)
Income from assets acquired in refinancing transactions	20,907	24,661	35,183
Net realized gains (losses) from assets acquired in refinancing transactions	4,660	12,729	5,601
Other income	34,417	23,806	16,714

TOTAL REVENUES	346,842	964,620	673,671

EXPENSES:
Losses and loss adjustment expenses	31,567	23,303	25,365
Interest expense	21,358	25,497	33,608
Amortization of deferred acquisition costs	63,442	63,012	68,340
Foreign exchange (gains) losses from variable interest entities segment	134,707	146,097	(160,054)
Interest expense from variable interest entities segment	138,220	147,621	124,219
Other operating expenses	113,104	91,510	74,212

TOTAL EXPENSES	502,398	497,040	165,690

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(155,556)	467,580	507,981
Provision (benefit) for income taxes:
Current	78,393	77,024	128,611
Deferred	(178,216)	49,715	14,412

Total provision (benefit)	(99,823)	126,739	143,023

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(55,733)	340,841	364,958
Less: Minority interest	(27,656)	(48,660)	12,980

NET INCOME (LOSS)	(28,077)	389,501	351,978
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on available-for-sale securities arising during the period, net of deferred income tax provision (benefit) of $400, $8,307 and $(23,083)	743	15,398	(49,954)
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $4,933, $3,442 and $6,776	9,161	6,393	12,584

Other comprehensive income (loss)	(8,418)	9,005	(62,538)

COMPREHENSIVE INCOME (LOSS)	$(36,495)	$398,506	$289,440

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

(dollars in thousands)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Accumulated Earnings	Total Shareholders' Equity
	Shares	Amount
BALANCE, December 31, 2004	400	$15,000	$839,077	$170,620	$1,672,538	$2,697,235
Net income for the year					351,978	351,978
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $(29,859)				(62,538)		(62,538)
Capital contributions			4,094			4,094
Dividends paid					(87,000)	(87,000)
Capital issuance costs			(1,343)		—	(1,343)

BALANCE, December 31, 2005	400	15,000	841,828	108,082	1,937,516	2,902,426
Net income for the year					389,501	389,501
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $4,865				9,005		9,005
Capital contributions			2,637			2,637
Repurchase of stock	(20)		(100,000)			(100,000)
Dividends paid					(140,000)	(140,000)
Capital issuance costs			(961)		—	(961)

BALANCE, December 31, 2006	380	15,000	743,504	117,087	2,187,017	3,062,608
Net income (loss) for the year					(28,077)	(28,077)
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $(4,533)				(8,418)		(8,418)
Capital contributions			113,839			113,839
Repurchase of stock	(36)		(180,000)			(180,000)
Capital issuance costs			(764)			(764)
Other			3,113			3,113

BALANCE, December 31, 2007	344	$15,000	$679,692	$108,669	$2,158,940	$2,962,301

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Premiums received, net	$576,336	$566,259	$621,877
Other operating expenses paid, net	(138,048)	(167,280)	(165,833)
Salvage and subrogation received (paid)	292	1,745	(362)
Losses and loss adjustment expenses paid, net	(68,634)	(405)	(1,124)
Net investment income received from general investment portfolio	231,322	213,341	200,623
Federal income taxes paid	(108,907)	(82,800)	(114,066)
Interest paid	(20,925)	(25,877)	(33,748)
Interest paid on variable interest entities segment	(8,776)	(5,956)	(6,739)
Net investment income received from variable interest entities segment	45,510	37,400	40,599
Net derivative payments in variable interest entities segment	(29,913)	(23,960)	(25,655)
Income received from refinanced assets	19,979	41,622	37,359
Other	5,000	8,543	(3,040)

Net cash provided by (used for) operating activities	503,236	562,632	549,891

Cash flows from investing activities:
Proceeds from sales of bonds in general investment portfolio	3,521,879	1,581,689	1,716,954
Proceeds from maturities of bonds in general investment portfolio	184,469	160,846	129,700
Purchases of bonds in general investment portfolio	(4,054,958)	(2,074,463)	(2,189,640)
Net (increase) decrease in short-term investments in general investment portfolio	1,076	18,700	158
Proceeds from maturities of bonds in variable interest entities segment	265,400	103,662	292,150
Purchases of bonds in variable interest entities segment	—	—	(309,674)
Net (increase) decrease in short-term investments in variable interest entities segment	10,860	(16,802)	(1,479)
Paydowns of assets acquired in refinancing transactions	110,581	88,477	92,514
Proceeds from sales of assets acquired in refinancing transactions	7,956	13,643	182,701
Purchases of property, plant and equipment	(1,152)	(2,263)	(32,354)
Other investments	7,257	24,109	2,127

Net cash provided by (used for) investing activities	53,368	(102,402)	(116,843)

Cash flows from financing activities:
Distribution to minority shareholder	—	—	(55,443)
Dividends paid	—	(140,000)	(87,000)
Proceeds from issuance of variable interest entities segment debt (see Note 21)	—	—	206,674
Repayment of surplus notes	(108,850)	—	—
Repayment of notes payable to affiliate	(111,228)	(142,207)	(287,186)
Repayment of variable interest entities segment debt	(276,900)	(87,500)	(189,230)
Capital issuance costs	(1,829)	(961)	(1,343)
Capital contribution	112,478	—	—
Repurchase of shares	(180,000)	(100,000)	—

Net cash provided by (used for) financing activities	(566,329)	(470,668)	(413,528)

Effect of changes in foreign exchange rates on cash balances	1,835	592	(1,304)

Net increase (decrease) in cash	(7,890)	(9,846)	18,216
Cash at beginning of year	29,660	39,506	21,290

Cash at end of year	$21,770	$29,660	$39,506

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Reconciliation of net income (loss) to net cash flows from operating activities:
Net income (loss)	$(28,077)	$389,501	$351,978
Change accrued investment income	19,929	(10,798)	(2,471)
Change deferred premium revenue net of prepaid reinsurance premiums	143,378	138,199	173,351
Change deferred acquisition costs	(7,197)	(5,544)	(27,114)
Change in current federal income taxes payable	(30,515)	(5,776)	13,581
Change in unpaid losses and loss adjustment expenses, net of reinsurance recoverable	7,298	21,401	24,857
Provision (benefit) for deferred income taxes	(178,216)	49,715	14,412
Net realized (gains) losses on investments	(15,948)	(10,578)	(11,685)
Depreciation and accretion of discount	(26,643)	31,927	7,905
Minority interest	(106,136)	(48,660)	12,980
Change in other assets and liabilities	725,363	13,245	(7,903)

Cash provided by operating activities	$503,236	$562,632	$549,891

        The Company received no tax benefit in 2007 and received tax benefits of $1.1 million and $4.1 million in 2006 and 2005, respectively, by utilizing its Parent's losses. These amounts were recorded as a capital contribution.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

1.    ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. ("FSA" or together with its consolidated entities, the "Company"), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the "Parent"), is an insurance company domiciled in the State of New York. The Company operates in two business segments: a financial guaranty segment and a variable interest entities ("VIE") segment. The Company is primarily engaged in providing financial guaranty insurance on public finance and asset-backed obligations in domestic and international markets including Europe, the Asia Pacific region and elsewhere in the Americas. The financial strength of FSA and its insurance company subsidiaries is rated "Triple-A" by the major securities rating agencies and obligations insured by them are generally awarded "Triple-A" ratings by reason of such insurance. FSA was the first insurance company organized to insure non-municipal obligations and has been a major insurer of asset-backed and other non-municipal obligations since its inception on 1985 and a major insuror of municipal bonds since 1990.

        Financial guaranty insurance written by the Company typically guarantees scheduled payments on financial obligations. Upon a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or may, at its option, pay such amounts on an accelerated basis. The Company's underwriting policy is to insure obligations that would otherwise be investment grade without the benefit of its insurance. In addition, the Company insures guaranteed investment contracts ("GICs") issued by FSA Capital Management Services LLC ("FSACM"), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the "GIC Affiliates"), affiliates of the Company.

        Commencing in the fourth quarter of 2007, major financial institutions, including financial guaranty insurers, became subject to increasing stress. This has led to ratings downgrades and negative outlooks for a number of the Company's competitors as well as increased scrutiny from regulatory authorities and rating agencies. The Company and its insurance company subsidiaries remain rated Triple-A/stable by Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services ("S&P") and Fitch Ratings ("Fitch"). However, the impact of recent developments on the financial guaranty insurance industry and the Company remains uncertain, and could include decreased demand for financial guaranty insurance as well as increases in the requirements for conducting, or restrictions on the types of business conducted by, financial guaranty insurers.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities.

        Asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company insures synthetic asset-backed obligations that generally take the form of credit default swap ("CDS") obligations or credit-linked notes that reference asset-backed securities or pools of securities or other obligations, with a defined deductible to cover credit risks associated with the referenced securities or loans.

        The Company refinanced certain defaulted transactions by employing refinancing vehicles to raise funds. These refinancing vehicles are also consolidated and considered part of its financial guaranty business.

        The Company consolidated the results of certain variable interest entities ("VIEs"), which include FSA Global Funding Limited ("FSA Global") and Premier International Funding Co. ("Premier") because it retains the majority of the risks and rewards related to the VIEs. The Company does not own and equity interest in the VIEs. The Company consolidates FSA Global in accordance with Financial Accounting Standard Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51" (revised December 2003) ("FIN 46").

        FSA Global is a special purpose funding vehicle partially owned by a subsidiary of FSA Holdings. FSA Global issues FSA-insured medium term notes and generally invests the proceeds from the sales of its notes in FSA-insured GICs or other FSA-insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the notes proceeds. Premier is principally engaged in debt defeasance for finance lease transactions.

        The Company's management believes that the assets held by FSA Global, Premier and the refinancing vehicles, including those that are eliminated in consolidation, are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership.

        On July 5, 2000, the Company completed a merger in which FSA Holdings became a direct subsidiary of Dexia Holdings, Inc. ("Dexia Holdings"), which, in turn, is owned 90% by Dexia Crédit Local S.A. ("Dexia Crédit Local") and 10% by Dexia S.A. ("Dexia"). Dexia is a Belgian corporation whose shares are traded on the Euronext Brussels and Euronext Paris markets, as well as on the Luxembourg Stock Exchange. Dexia Crédit Local is a wholly owned subsidiary of Dexia.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 24). The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities in the Company's consolidated balance sheets at December 31, 2007 and 2006, the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the years ended December 31, 2007, 2006 and 2005 and disclosure of contingent assets and liabilities. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses, fair value of financial instruments, the deferral and amortization of policy acquisition costs and taxes. Actual results may differ from those estimates.

  Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, (collectively, the "Subsidiaries"), principally including:

  •
  FSA Insurance Company

  •
  Financial Security Assurance International Ltd. ("FSA International")

  •
  Financial Security Assurance (U.K.) Limited

  •
  FSA Mexico Holdings Inc.

        The consolidated financial statements also include the accounts of certain VIEs and refinancing vehicles as described in Note 1. Intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the current year presentation.

        Significant accounting policies under GAAP are as follows:

  Investments

        The Company segregates its investments into various portfolios:

  •
  the VIE Segment Investment Portfolio, consisting of the investments supporting the VIE liabilities, which are primarily designated as available-for-sale, but in some cases are classified as held-to-maturity;

  •
  the assets acquired in refinancing FSA-insured transactions, which are designated as available-for-sale; and

  •
  the General Investment Portfolio, consisting of the investments held by the Company and its subsidiaries, which are designated as available-for-sale.

        Investments in debt and equity securities designated as available for sale are carried at fair value. The unrealized gain or loss on investments that are not hedged with derivatives or are economically hedged but do not qualify for hedge accounting is reflected as a separate component of shareholders' equity, net of tax. The unrealized gain or loss attributable to the hedged risk on investments that qualify as fair-value hedges is recorded in the consolidated statements of operations and comprehensive income in net interest income from VIE segment.

        Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. The cost of securities sold is based on specific identification of each security.

        Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value. Changes in fair value of short-term investments are due to changes in foreign exchange rates. Amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less are included in short-term investments.

        Variable rate demand notes ("VRDNs") are included in bonds in the General Investment Portfolio. VRDNs are long-term bonds that bear floating interest rates and provide investors with the option to tender or put the bonds at par, generally on a daily, weekly or monthly basis. The cash flows related to these securities are presented on a gross basis in the consolidated statements of cash flows.

        Mortgage loans are carried at the lower of cost or market on an aggregate basis.

        Other-than-temporary impairments ("OTTI") are reflected in earnings as a realized loss.

  Derivatives

        The VIEs enter into derivative contracts to manage interest rate and foreign currency risks associated with the Company's VIE Segment Investment Portfolio and VIE segment debt. The derivatives are recorded at fair value and generally include interest rate and currency swap agreements, which are primarily utilized to convert the Company's fixed rate securities in the VIE Segment Investment Portfolio and VIE segment debt into U.S.-dollar floating rate assets and liabilities. The gains and losses relating to derivatives not designated as fair-value hedges are included in net realized and unrealized gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive income.

        The gains and losses related to derivatives designated as fair-value hedges are included in either net interest income or net interest expense from the VIE segment, as appropriate, along with the offsetting change in the fair value of the risk being hedged. The Company also has a portfolio of insured derivatives (primarily CDS) that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal part of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement effect of these derivatives is to record earned premiums over the installment period, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. Changes in fair value are recorded in net realized and unrealized gains (losses) on derivative instruments and in either other assets or other liabilities, as appropriate.

        Fair value is defined as the price at which an asset or liability could be bought or sold in a current transaction between willing parties. Fair value is determined based on quoted market prices, if available. If quoted market prices are not available, as is the case with most of the Company's insured CDS contracts because these contracts are not traded, then the determination of fair value is based on internally developed estimates that employ credit-spread algorithms. These algorithms are unique to each insured CDS category and utilize various publicly available indices, depending on the types of assets referenced by the insured CDS contract and the length of the contract. Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, performance of underlying assets, changes in internal credit assessments or rating agency-based shadow ratings, and, for its insured obligations, the level at which the deductible has been set. Estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions. The following is a description of the market pricing information that the Company utilizes in determining the fair value for significant categories of its insured CDS portfolio.

Pooled Corporate CDS Valuation

        A pooled corporate CDS contract is a contract that insures the default risk of a pool of reference corporate entities. As there is no observable exchange trading of bespoke pooled corporate CDS the Company values these contracts using an internal pricing model that uses published third-party indexes as inputs to its pricing model, principally the Dow Jones CDX for domestic corporate CDS and iTraxx for European corporate CDS. Each such index provides price quotes for standard attachment and detachment points (or "tranches") for contracts with maturities of three, five, seven and ten years. Prices quoted for these tranches do not represent perfect pricing references but are the only relevant market-based information available for this type of non-traded contract. The recent market volatility in the index tranches has had a significant impact on the estimated fair value of the Company's portfolio of pooled corporate CDS.

        The Company's valuation process for the pooled corporate CDS portfolio involves stratifying the investment-grade and high-yield contracts by remaining term to maturity, consistent with the reference indexes. Within maturity bands, further distinction is made for contracts that have higher attachment points. As index prices are quoted for standard attachment and detachment points (or tranches), the Company calibrates the quoted index price to the typical attachment points for its individual CDS contracts in order to derive the appropriate value, which is then validated by comparing it with relevant recent market transactions, if available. In order to estimate the weighted-average market price of an investment-grade pooled corporate CDS contract, the Company utilizes the applicable market prices of the quoted tranches of the published CDX North America IG Index.

        In order to estimate the weighted-average market price for high-yield pooled corporate CDS contracts, the Company obtains dealer prices for the most senior quoted three-year and five-year tranches of the CDX North America High Yield Index and then applies a factor to the quoted prices. The factor depends on (a) the term to maturity of the Company's contract and (b) the attachment point of the Company's pooled corporate CDS contract, and is intended to calibrate the published index price to the Company's pooled corporate CDS contract, which references entities with higher credit quality than those reflected in the published indexes.

CDS of Funded CDOs and CLO Valuation

        As with pooled corporate CDS, there is no observable exchange trading of CDS of funded CDOs and collateralized loan obligations ("CLOs"). The Company estimates the market price with reference to the all-in LIBOR spread in the current published JP Morgan High Yield CLO Triple-A index, which includes a credit and funding component. Depending on the absolute value of the LIBOR spread, the Company may also apply a factor to the spread as a means of estimating the credit enhancement component.

Other Structured Obligations Valuation

        The Company determines fair value of insured CDS of European residential mortgage loan portfolios with reference to the recent auction prices of KfW Bankengruppe, the German development bank, when available. For CDS for which observable market value information is not available, management applies its best judgment to estimate the appropriate current fair value.

  Premium Revenue Recognition

        Gross and ceded premiums received at inception of an insurance contract (i.e., upfront premiums) are earned in proportion to the expiration of the related risk. For upfront payouts, premium earnings are greater in the earlier periods, when there is a higher amount of exposure outstanding. The amount of risk outstanding is equal to the sum of the par amount of debt insured over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent the portions of gross and ceded premium, respectively, that are applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

        For premiums received on an installment basis, the Company earns the premium over the installment period, typically less than one year, throughout the period of coverage. Typically, installment premiums are applicable to insured transactions that involve CDS or special purpose entities ("SPEs") structured to finance pools of assets such as auto loans or mortgage loans. Premiums on such transactions are typically paid in installments, as the nature of the assets financed can have uncertain debt service schedules due to prepayments. When the Company, through its ongoing credit review process, identifies transactions where premiums are paid on an installment basis and certain default triggers have been breached, the Company ceases to earn premiums on such transactions. Premium revenue recognition is subject to change as a result of the FASB project described in "—Financial Guaranty Insurance—Proposed Guidance."

  Losses and Loss Adjustment Expenses

        Financial guaranty insurance generally provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Upon a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

        The financial guaranty industry has emerged over the past 35 years. Management believes that existing insurance accounting under Statement of Financial Accounting Standards ("SFAS") No. 60, "Accounting and Reporting by Insurance Enterprises" ("SFAS 60"), does not specifically address financial guaranty insurance. Accordingly, the accounting for loss and loss adjustment expenses within the financial guaranty insurance industry has developed based on analogy to the most directly comparable elements of existing literature, including sections of SFAS 60, SFAS No. 5, "Accounting for Contingencies" ("SFAS 5") and Emerging Issues Task Force Issue 85-20, "Recognition of fees for guaranteeing a loan" ("EITF 85-20").

        The Company establishes losses and loss adjustment expense ("LAE") liabilities based on its estimate of specific and non-specific losses. LAE consists of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

  Case Reserves

        The Company calculates a case reserve for the portion of the losses and LAE liability based upon identified risks inherent in its insured portfolio. If an individual policy risk has a reasonably estimable and probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is established to account for the inherent credit losses that can be statistically estimated.

        Case reserves for financial guaranty insurance companies differ from those of traditional property and casualty insurance companies. The primary difference is that traditional property and casualty case reserves include only claims that have been incurred and reported to the insurance company. In a traditional property and casualty company, claims are incurred when defined events occur such as an auto accident, home fire or storm. Unlike traditional property and casualty claims, financial guaranty losses arise from the extension of credit protection and occur as the result of the credit deterioration of the issuer or underlying assets of the insured obligations over the lives of those insured obligations. Such deterioration and ultimate loss amounts can be projected based on historical experience in order to estimate probable loss, if any. Accordingly, specific loss events that require case reserves include (1) policies under which claim payments have been made and additional claim payments are expected and (2) policies under which claim payments are probable and reasonably estimable, but have not yet been made.

        The Company establishes a case reserve for the present value of the estimated loss, net of subrogation recoveries, when, in management's opinion, the likelihood of a future loss on a particular insured obligation is probable and reasonably estimable at the balance sheet date. When an insured obligation has met the criteria for establishing a case reserve and that transaction pays a premium in installments, those premiums, if expected to be received prospectively, are considered a form of recovery and are no longer earned as premium revenue. Typically, a case reserve is determined using cash flow or similar models that represent the Company's estimate of the net present value of the anticipated shortfall between (1) scheduled payments on the insured obligation plus anticipated loss adjustment expenses and (2) anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. The estimated loss, net of recovery, on a transaction is discounted using the risk-free rate appropriate for the term of the insured obligation at the time the reserve is established and is not subsequently adjusted. In certain situations where cash flow models are not practical, a case reserve represents management's best estimate of expected loss.

        The Company records a non-specific reserve to reflect the credit risks inherent in its portfolio. The non-specific and case reserves together represent the Company's estimate of total reserves. The establishment of a non-specific reserve for credits that have not yet defaulted is a common practice in the financial guaranty industry, although there are differences in the specific methodologies applied by other financial guarantors in establishing and measuring these reserves.

  Non-specific Reserve

        The Company establishes a non-specific reserve on its portfolio of credits because management believes that a portfolio of insured obligations will deteriorate over its life and that the existence of inherent loss can be proven statistically by data such as that published by rating agencies. The establishment of the reserve is a systematic process that considers this quantitative, statistical information obtained primarily from Moody's and S&P, together with qualitative factors such as overall credit quality trends resulting from economic and political conditions, recent loss experience in particular segments of the portfolio and changes in underwriting policies and procedures. The factors used to establish reserves are evaluated periodically by comparing the statistically computed loss amount with the incurred losses as represented by case reserve activity to develop an experience factor that is updated and applied to current-year originations. The process results in management's best estimate of inherent losses associated with providing credit protection at each balance sheet date.

        The non-specific reserve established considers all levels of protection (e.g., reinsurance and overcollateralization). Net par outstanding for policies originated in the current period is multiplied by loss frequency and severity factors, with the resulting amounts discounted at the risk-free rates using the treasury yield curve (the "statistical calculation"). The discount rate does not change and is used to accrete the loss for the life of each policy. The loss factors used for the calculation are the product of default frequency rates obtained from Moody's and severity factors obtained from S&P. Moody's is chosen for default frequency rates due to its credibility, large population, statistical format and reliability of future update. The Moody's default information is applied to all credit sectors or asset classes as described below. In its publication of default rates for bonds issued from 1970-2006, Moody's tracks bonds over a 20-year horizon by credit rating at time of issuance. For the purpose of establishing appropriate severity factors, the Company's methodology segregates the portfolio into asset classes, including health care transactions, all other public finance transactions, pooled corporate transactions, commercial real estate, and all other asset-backed transactions. The severity factors are derived from capital charge assessments provided by S&P. S&P capital charges project loss levels by asset class and are incorporated into their capital adequacy stress scenario analysis.

        The product of the current-year statistical calculation multiplied by the current-year experience factor represents the present value of loss amounts calculated for current-year originations. The present value of loss amounts calculated for the current-year originations is established at inception of each policy, and there is no subsequent change unless significant adverse or favorable loss experience is observed. The experience factor is based on the Company's cumulative-to-date historical losses starting from 1993, when the Company established the non-specific reserve methodology. The experience factor is calculated by dividing cumulative-to-date actual losses incurred by the Company by the cumulative-to-date losses determined by the statistical calculation. The experience factor is reviewed and, where appropriate, updated periodically, but no less than annually.

        The present value of loss amounts calculated for the current-year originations plus an amount representing the accretion of discount pertaining to prior-year originations are charged to loss expense and increase the non-specific loss reserve after adjustments that may be made to reflect observed favorable or adverse experience. The entire non-specific reserve is available to absorb probable losses inherent in the portfolio. As there are no specific losses provided in the non-specific reserve, there is no identifiable reinsurance recoverable. At the time that a case reserve is identified, the gross loss liability is recognized along with the reinsurance recoverable, if any. The amount of reinsurance recoverable depends on the policy ceded and the reinsurance agreements covering such policy.

Management cannot predict the specific policies that will emerge as case-basis losses from the portfolio and is not entitled to recovery from the reinsurer in advance of producing a case reserve.

        Since the non-specific reserve contains the inherent losses of the portfolio, when a case reserve adjustment is deemed appropriate, whether the result of adverse or positive credit developments, accretion or the addition of a new case reserve, a full transfer is made between the non-specific reserve and the case reserve balances with no effect to income. The adequacy of the non-specific reserve balance is reviewed periodically and at least annually. Such analyses are performed to quantify appropriate adjustments that may be either charges or benefits on the consolidated statements of operations and comprehensive income.

  Reserving Methodology and Industry Practice

        Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms such as, but not limited to, "unallocated losses," "active credit reserves" and "portfolio reserves," or may use different statistical techniques from those the Company uses to determine loss at a given point in time.

        Management believes that existing accounting literature does not address the unique attributes of financial guaranty insurance. As an insurance enterprise, the Company initially refers to the accounting and financial reporting guidance in SFAS 60. In establishing loss liabilities, the Company relies principally on SFAS 60, which prescribes differing treatment depending on whether a contract is a short-duration contract or a long-duration contract. Financial guaranty insurance does not fall clearly within the definition of either short-duration or long-duration contracts. Therefore, the Company does not believe that SFAS 60 alone provides sufficient guidance for financial guaranty claim liability recognition.

        As a result, the Company also analogizes to SFAS 5, which requires the establishment of liabilities when a loss is both probable and reasonably estimable. The Company also relies by analogy on EITF 85-20, which provides general guidance on the recognition of losses related to guaranteeing a loan. In the absence of a comprehensive accounting model provided by SFAS 60, industry participants, including the Company, have looked to such other guidance referred to above to develop their accounting policies for the establishment and measurement of loss liabilities. The Company believes that its financial guaranty loss reserve policy is appropriate under the applicable accounting literature, and that it best reflects the fact that a portfolio of credit-based insurance, comprising irrevocable contracts that cannot be unilaterally changed by the insurer and that match the maturity terms of the underlying insured obligations, contains probable and reasonably estimable losses.

  Deferred Acquisition Costs

        Deferred acquisition costs are comprised of expenses primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission received on premiums ceded to reinsurers. Deferred acquisition costs are amortized over the period in which the related premiums are earned. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition cost is recognized. A premium deficiency would be recognized if the present value of anticipated losses and loss adjustment expenses exceeded the sum of deferred premium revenue and estimated installment premiums.

  Variable Interest Entities Segment Debt

        VIE segment debt is recorded at amortized cost. The Company may enter into transactions in order to reduce the Company's exposure to fluctuations in interest rates and foreign exchange rates. VIE segment debt may include hybrid debt instruments that contain embedded derivatives. Under certain conditions, GAAP requires that embedded derivatives be separated from the debt instrument and accounted for at fair value, with all changes in fair value reflected through earnings. Changes in fair value of embedded derivatives in VIE segment debt are recorded in realized and unrealized gain (loss) on derivative instruments.

  Foreign Currency Translation

        Monetary assets and liabilities denominated in foreign currencies are translated at the spot rate at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses denominated in foreign currencies are translated at average rates prevailing during the year. Unrealized gains and losses on available-for-sale securities, net of deferred taxes, resulting from translating investments denominated in foreign currencies are recorded in shareholders' equity. Gains and losses from transactions in foreign currencies are recorded in other income. The Company recorded $13.4 million in 2007, $2.8 million in 2006 and $8.4 million in 2005 related to transaction gains recorded in other income.

  Federal Income Taxes

        The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes arising from temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled.

        Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in other assets.

        The Company adopted FAS Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48") as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes in an entity's financial statements pursuant to FASB Statement No. 109, "Accounting for Income Taxes" and provides thresholds for recognizing and measuring benefits of a tax position taken or expected to be taken in a tax return. Consequently, the Company recognizes tax benefits only on tax positions where is it "more likely than not" to prevail. There was no effect on the Company's statements of operations and comprehensive income from adopting FIN 48.

  Special Purpose Entities

        Asset-backed and, to a lesser extent, public finance transactions insured by the Company may employ special purpose entities for a variety of purposes. A typical asset-backed transaction, for example, employs a special purpose entity as the purchaser of the securitized assets and as the issuer of the insured obligations. The Company's participation is typically requested by the sponsor of the special purpose entity or the underwriter, either via a bid process or on a sole-source basis. Special purpose entities are typically owned by transaction sponsors or charitable trusts, although the Company may have an ownership interest in some cases. The Company maintains certain contractual rights and exercises varying degrees of influence over special purpose entity issuers insured by the Company obligations. The Company also bears some of the "risks and rewards" associated with the performance of those special purpose entities' assets. Specifically, as issuer of the financial guaranty insurance policy insuring a given special purpose entity's obligations, the Company bears the risk of asset performance

(typically, but not always, after a significant depletion of overcollateralization, excess spread, a deductible or other credit protection). The Company's underwriting policy is to insure only obligations that are otherwise investment grade. In addition, the special purpose entity typically pays a periodic premium to the Company in consideration of the issuance by the Company of its insurance policy, with the special purpose entity's assets typically serving as the source of such premium, thereby providing some of the "rewards" of the special purpose entity's assets to the Company. Special purpose entities are also employed by the Company in connection with "repackaging" of outstanding securities into new securities insured by the Company and with refinancing underperforming, non-investment-grade transactions insured by the Company.

        The degree of influence exercised by the Company over these special purpose entities varies from transaction to transaction, as does the degree to which "risks and rewards" associated with asset performance are assumed by the Company.

        FIN 46-R addresses consolidation of VIEs that have one or both of the following characteristics: (a) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and (b) the equity investors lack the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights and do not have the obligation to absorb the expected losses of the entity if they occur or the right to receive the expected residual returns of the entity if they occur. In analyzing special purpose entities described above, the Company considers reinsurance to be an implicit variable interest. Where the Company determines it is required to consolidate the special purpose entity, the outstanding exposure is excluded from Note 9.

  Employee Compensation Plans

        The Company records a liability in other liabilities related to the vested portion of employees' outstanding "performance shares" under the Company's 2004 Equity Participation Plan and 1993 Equity Participation Plan (the "Equity Plans"). The expense is recognized ratably over specified performance cycles. The Company also records prepaid assets for Dexia restricted share awards made under the Company's Equity Plans and amortize these amounts over the employees' vesting periods. For more information regarding the Equity Plans, see Note 12.

        The Company adopted SFAS No. 123, "Share-Based Payment" (revised 2004) ("SFAS 123 (R)") in 2006. SFAS 123 (R) did not have a material impact on the consolidated statements of operations and comprehensive income. Under SFAS 123 (R), $1.2 million and $1.0 million in additional after-tax expense related to the Dexia Employee Share Plans in 2007 and 2006, respectively.

  Recently Issued Accounting Standards

        On September 15, 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which addresses how companies should measure fair value when required to use fair value measures for recognition or disclosure purposes under GAAP. SFAS 157 adopted an "exit price" approach to determining fair value and established a three-level fair value hierarchy to prioritize the inputs used in valuation techniques. Level 1 is the highest priority and is defined as observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets. Level 2 is defined as inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with observable market data. Level 3 is the lowest priority and is defined as a valuation based on unobservable inputs such as a company's own data. Prioritization of inputs, as well as other considerations, determines the level of disclosure required. SFAS 157 is applicable to financial statements issued for fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. The Company believes that the transition adjustment to opening retained earnings will not have a material effect on its financial statements. The Company is currently evaluating the prospective impact of SFAS 157 on its results and disclosures for the first quarter of 2008.

        In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits reporting entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. The fair-value option may be applied instrument by instrument, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. There was no material effect on retained earnings from adopting SFAS 159 as of January 1, 2008.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling interests in consolidated financial statements," an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. FSA is currently evaluating the provisions of SFAS 160 and their potential impact on the Company's financial statements.

  Financial Guaranty Insurance—Proposed Guidance

        On April 18, 2007, the FASB issued an Exposure Draft entitled "Accounting for Financial Guarantee Insurance Contracts," an interpretation of SFAS 60 (the "Exposure Draft"). The Exposure Draft addresses premium revenue and claim liabilities recognition, as well as related disclosures. The proposed recognition approach for a claim liability would require the Company to recognize a claim liability when there is an expectation that a claim loss will exceed the unearned premium revenue (liability) on a policy basis based on the present value of expected cash flows. Under the Exposure Draft, the premium earnings methodology would also change. Additionally, the Exposure Draft would require the Company to provide expanded disclosures relating to factors affecting the recognition and measurement of financial guaranty contracts.

        Based on the comment letter responses to the Exposure Draft, the FASB re-deliberated on some of the proposed guidance of the Exposure Draft. The final statement is expected to be issued in the first quarter of 2008. Until final guidance is issued by the FASB, the Company will continue to apply its existing policies with respect to the establishment of both case and non-specific loss reserves and the recognition of premium revenue.

3.    GENERAL INVESTMENT PORTFOLIO

        Net investment income generated by the General Investment Portfolio consisted of the following:

Summary of Net Investment Income from General Investment Portfolio

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Bonds and short-term investments	$234,495	$213,959	$193,347
Equity securities	3,483	4,523	8,931
Investment expenses	(3,192)	(2,887)	(3,051)

Net investment income from general investment portfolio	$234,786	$215,595	$199,227

        The credit quality of fixed-income securities in the General Investment Portfolio based on amortized cost was as follows:

General Investment Portfolio Fixed-Income Securities by Rating
as of December 31, 2007

Rating(1)	Percent of Bonds
AAA	84.1%
AA	13.4
A	2.1
BBB	0.3
NR	0.1

Total	100.0%

(1)
Ratings are based on the lower of Moody's or S&P ratings available at December 31, 2007.

(2)
Includes U.S. Treasury obligations, which comprised 2% of the portfolio as of December 31, 2007.

        The General Investment Portfolio includes bonds insured by FSA ("FSA-Insured Investments"). Of the bonds included in the General Investment Portfolio, 7.5% were Triple-A by virtue of insurance provided by FSA and 28.8% were insured by other monolines (see Note 25). 100% of the FSA-Insured Investments were investment grade without giving effect to the FSA insurance. The average shadow rating, which is the rating without giving effect to the FSA guaranty, of the FSA-Insured Investments was the Double-A range.

        The amortized cost and fair value of the securities in the General Investment Portfolio were as follows:

General Investment Portfolio by Security Type
as of December 31, 2007

Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$85,088	$4,046	$(87)	$89,047
Obligations of U.S. states and political subdivisions	3,920,509	149,893	(5,837)	4,064,565
Mortgage-backed securities	390,992	5,032	(1,698)	394,326
Corporate securities	190,048	3,866	(1,123)	192,791
Foreign securities(1)	248,006	8,584	(285)	256,305
Asset-backed securities	22,652	279	(4)	22,927

Total bonds	4,857,295	171,700	(9,034)	5,019,961
Short-term investments	88,972	2,260	(1,157)	90,075

Total fixed-income securities	4,946,267	173,960	(10,191)	5,110,036
Equity securities	40,020	4	(155)	39,869

Total General Investment Portfolio	$4,986,287	$173,964	$(10,346)	$5,149,905

(1)
The majority of foreign securities are government issues and are denominated primarily in British pounds.

General Investment Portfolio by Security Type
as of December 31, 2006

Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$150,302	$2,131	$(1,782)	$150,651
Obligations of states and political subdivisions	3,663,821	171,564	(1,182)	3,834,203
Mortgage-backed securities	247,690	989	(4,156)	244,523
Corporate securities	208,587	1,519	(2,178)	207,928
Foreign securities(1)	213,065	8,508	(175)	221,398
Asset-backed securities	22,433	141	(133)	22,441

Total bonds	4,505,898	184,852	(9,606)	4,681,144
Short-term investments	85,980	600	(77)	86,503

Total fixed-income securities	4,591,878	185,452	(9,683)	4,767,647
Equity securities	54,291	34	—	54,325

Total General Investment Portfolio	$4,646,169	$185,486	$(9,683)	$4,821,972

(1)
The majority of foreign securities are government issues and corporate securities that are denominated primarily in British pound or euro.

        The following table shows the gross unrealized losses and fair value of bonds in the General Investment Portfolio, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

Aging of Unrealized Losses of Bonds in General Investment Portfolio
as of December 31, 2007

	Less than 6 Months		More than 6 Months but Less than 12 Months		12 Months or More		Total
Investment Category	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$17,026	$(17)	$—	$—	$2,029	$(70)	$19,055	$(87)
Obligations of U.S. states and political subdivisions	86,535	(1,247)	322,828	(4,132)	10,866	(458)	420,229	(5,837)
Mortgage-backed securities	220	(0)	152	(6)	109,204	(1,692)	109,576	(1,698)
Corporate securities	4,505	(22)	11,864	(433)	27,558	(668)	43,927	(1,123)
Foreign securities	37,551	(285)	—	—	—	—	37,551	(285)
Asset-backed securities	—	—	—	—	2,981	(4)	2,981	(4)

Total	$145,837	$(1,571)	$334,844	$(4,571)	$152,638	$(2,892)	$633,319	(9,034)

Aging of Unrealized Losses of Bonds in General Investment Portfolio
as of December 31, 2006

	Less than 6 Months		More than 6 Months but Less than 12 Months		12 Months or More		Total
Investment Category	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$64,673	$(450)	$4,631	$(33)	$43,912	$(1,299)	$113,216	$(1,782)
Obligations of U.S. states and political subdivisions	94,733	(194)	5,244	(11)	69,847	(977)	169,824	(1,182)
Mortgage-backed securities	32,824	(118)	7,592	(278)	137,608	(3,760)	178,024	(4,156)
Corporate securities	37,362	(168)	7,414	(41)	93,782	(1,969)	138,558	(2,178)
Foreign securities	23,212	(103)	—	—	2,683	(72)	25,895	(175)
Asset-backed securities	1,996	(4)	1,013	(2)	11,102	(127)	14,111	(133)

Total	$254,800	$(1,037)	$25,894	$(365)	$358,934	$(8,204)	$639,628	$(9,606)

        At December 31, 2007 there were 350 investments in fixed-income bonds for which amortized cost exceeded fair value; the aggregate amount of the excess over fair value was $9.0 million, or 1.4%. Of the 180 investments in an unrealized loss position for 12 months or more, at December 31, 2007, the largest loss on an individual investment was $0.3 million, or 4.5% of its amortized cost. Of the 118 investments in an unrealized loss position for more than six months but less than 12 months, at December 31, 2007, the largest loss on an individual investment was $0.5 million, or 6.9% of its amortized cost. Of the 52 securities in an unrealized loss position less than six months, at December 31, 2007, the largest loss on an individual investment was $0.2 million, or 7.7% of its amortized cost. At December 31, 2006, there were 438 such investments, for which the aggregate amount of the excess over fair value was $9.6 million, or 1.5%.

        Management has determined that the unrealized losses on fixed-income securities at December 31, 2007 are primarily attributable to the current interest rate environment and has concluded that these unrealized losses are temporary in nature on the basis of (a) that there were no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer; and (c) FSA's ability and current intent to hold these securities until a recovery in fair value or maturity. As of December 31, 2007 and 2006, 100% of the securities that have been in a gross unrealized loss position were rated investment grade.

        The amortized cost and fair value of fixed-income securities in the General Investment Portfolio as of December 31, 2007 and 2006, by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Distribution of Fixed-Income Securities in General Investment Portfolio
by Contractual Maturity

	As of December 31,
	2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$148,286	$150,306	$201,929	$202,282
Due after one year through five years	1,353,006	1,423,378	1,160,189	1,216,936
Due after five years through ten years	816,987	852,469	855,032	884,028
Due after ten years	2,214,344	2,266,630	2,104,605	2,197,437
Mortgage-backed securities(1)	390,992	394,326	247,690	244,523
Asset-backed securities(2)	22,652	22,927	22,433	22,441

Total fixed-income securities in General Investment Portfolio	$4,946,267	$5,110,036	$4,591,878	$4,767,647

(1)
Stated maturities for mortgage-backed securities of four to 30 years as of December 31, 2007 and of two to 30 years as of December 31, 2006.

(2)
Stated maturities for asset-backed securities of one to 15 years as of December 31, 2007 and of one to 28 years as of December 31, 2006.

        Proceeds from sales of bonds from the General Investment Portfolio during 2007, 2006 and 2005 were $3,521.9 million, $1,581.7 million and $1,717.0 million, respectively. Proceeds from maturities of bonds for the investment portfolio during 2007, 2006 and 2005 were $184.5 million, $160.8 million and $129.7 million, respectively. Gross gains of $5.2 million, $0.8 million and $10.8 million and gross losses of $7.3 million, $5.7 million and $5.6 million were realized on sales in 2007, 2006 and 2005, respectively.

        Bonds and short-term investments at an amortized cost of $10.1 million and cash of $1.8 million, respectively, at December 31, 2007 and bonds and short-term investments at an amortized cost of $12.2 million at December 31, 2006, were on deposit with state regulatory authorities as required by insurance regulations.

  Equity Investments

        The Company's investment in preferred shares of XL Financial Assurance Ltd ("XLFA"), a financial guaranty insurance company and subsidiary of Security Capital Assurance Ltd. ("SCA"), is redeemable starting November 3, 2008.

        The Company's carrying value for XLFA preferred shares represents redemption value. In March 2006, the XLFA Board of Directors approved a by-law amendment changing the coupon on XLFA's preferred shares from a participating dividend based on an internal rate of return up to 19% to a fixed rate dividend of 8.25% per annum, effective January 1, 2006. In March 2007, there was a return of capital of $15.0 million.

        Amounts recorded by the Company in connection with XLFA are as follows:

Summary of XLFA Investment

	As of and for the Year Ended December 31,
	2007	2006	2005
	(in thousands)
Equity securities	$39,000	$54,016	$54,300
Dividends earned from XLFA	3,465	4,518	8,926

        Based on information available as of December 31, 2007, management concluded that the $39 million carrying value of its investment in XLFA was recoverable. Subsequent to year-end, XLFA was downgraded by S&P from Triple-A to Single-A with a negative watch and by Moody's from Aaa to A3 with a review for downgrade. Management is closely monitoring developments and will continue to evaluate the carrying value and recoverability of its investment in XLFA preferred shares.

4.    VIE SEGMENT INVESTMENT PORTFOLIO

        All the investments supporting VIE liabilities are insured by the Company. The credit quality of the available-for-sale securities in the VIE Segment Investment Portfolio, without the benefit of the Company's insurance, was as follows:

Available-for-Sale Securities in the VIE Segment Investment Portfolio by Rating
as of December 31, 2007

Rating(1)	Percent of Bonds
AAA	2.2%
A	79.8
BBB	18.0

Total	100.0%

(1)
Ratings are based on the lower of Moody's or S&P ratings available at December 31, 2007. Excludes VIE GICs. All VIE GICs are FSA-insured.

        The amortized cost and fair value of available-for-sale bonds and short-term investments in the VIE Segment Investment Portfolio were as follows:

Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type
as of December 31, 2007

Investment Category	Amortized Cost	Gross Unrealized Gains	Fair Value
	(in thousands)
Obligations of U.S. states and political subdivisions	$15,443	$729	$16,172
Foreign securities	9,177	430	9,607
Asset-backed securities(1)	1,094,739	19,050	1,113,789

Total available-for-sale bonds	1,119,359	20,209	1,139,568
Available-for-sale GICs	621,054	18,896	639,950
Short-term investments	8,618	—	8,618

Total available-for-sale securities	$1,749,031	$39,105	$1,788,136

Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type
As of December 31, 2006

Investment Category	Amortized Cost	Gross Unrealized Gains	Fair Value
	(in thousands)
Obligations of U.S. states and political subdivisions	$15,750	$—	$15,750
Foreign securities	9,086	557	9,643
Asset-backed securities(1)	1,102,862	—	1,102,862

Total available-for-sale bonds	1,127,698	557	1,128,255
Available-for-sale GICs	962,815	—	962,815
Short-term investments	19,478	—	19,478

Total available-for-sale securities	$2,109,991	$557	$2,110,548

(1)
Asset-backed securities consist of floating rate assets, which are valued using readily available quoted market prices or at amortized cost if there is no readily available valuation, which approximates fair value.

        The Company periodically monitors its investment portfolio for individual investments in an unrealized loss position in order to assess whether that investment is considered other-than-temporarily impaired. In each case, the Company determines the nature and cause of the decline and whether the Company maintains the ability and intent to hold the security until the unrealized loss may reverse or until maturity. At December 31, 2007 and 2006, there were no securities in an unrealized loss position.

        The amortized cost and fair value of available-for-sale bonds and short-term investments in the VIE Segment Investment Portfolio by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Bonds and Short-Term Investments
in the VIE Segment Investment Portfolio by Contractual Maturity

	As of December 31,
	2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$8,618	$8,618	$19,478	$19,478
Due after one year through five years	9,177	9,607	9,086	9,643
Due after five years through ten years	—	—	—	—
Due after ten years	15,443	16,172	15,750	15,750
Asset-backed securities(1)	1,094,739	1,113,789	1,102,862	1,102,862

Total available-for-sale bonds and short-term investments	$1,127,977	$1,148,186	$1,147,176	$1,147,733

(1)
Stated maturities for asset-backed securities of two to 24 years as of December 31, 2007 and of three to 25 years as of December 31, 2006.

        Proceeds from maturities of bonds for the VIE Segment Investment Portfolio during 2007, 2006 and 2005 were $265.4 million, $103.7 million and $292.2 million, respectively.

        The amortized cost and fair value of available-for-sale GICs held within the VIE Segment Investment Portfolio were as follows:

Distribution of Available-for-sale GICs
in the VIE Segment Investment Portfolio by Contractual Maturity

	As of December 31,
	2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$168,039	$168,039	$392,314	$392,314
Due after one year through five years	103,751	103,751	231,430	231,430
Due after five years through ten years	27,744	27,744	52,744	52,744
Due after ten years	321,520	340,416	286,327	286,327

Total available-for-sale GICs	$621,054	$639,950	$962,815	$962,815

        As of December 31, 2007, there were two held-to-maturity GICs in the VIE Segment Investment Portfolio with carrying value of $277.5 million with maturity dates of October 3, 2012 and November 12, 2013. As of December 31, 2006, there were three held to maturity investments in the VIE Segment Investment Portfolio with carrying value of $418.7 million.

        The Company pledges and receives collateral related to certain business lines or transactions. The following is a description of those arrangements by transaction type.

  Securities Pledged to Note Holders and Derivative Counterparties

        Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations. FSA Global, under the terms of its derivative agreements, is not required to pledge collateral. Its counterparties, however, may be required to pledge collateral or transfer assets to FSA Global.

        As of December 31, 2007, the Company had received $48.5 million of collateral from counterparties to reduce its net derivative exposure to such parties.

5.    ASSETS ACQUIRED IN REFINANCING TRANSACTIONS

        The Company generally has rights under its financial guaranty insurance policies and indentures that allow it to accelerate the insured notes and pay claims under its insurance policies upon the occurrence of predefined events of default. To mitigate future losses, the Company may elect to purchase the outstanding insured obligation or its underlying collateral. Generally, refinancing vehicles reimburse FSA in whole for its claims payments in exchange for assignments of certain of FSA's rights against the trusts. The refinancing vehicles obtain their funds from the proceeds of GICs issued in the ordinary course of business by the GIC Affiliates. The refinancing vehicles are consolidated into the Company's financial statements.

        The following table presents the balance sheet components of the assets acquired in refinancing transactions:

Summary of Assets Acquired in Refinanced Transactions

	As of December 31,
	2007	2006
	(in thousands)
Bonds	$5,949	$41,051
Securitized loans	177,810	241,785
Other assets	45,505	55,036

Total	$229,264	$337,872

        The accretable yield on the securitized loans at December 31, 2007, 2006 and 2005 was $148.8 million, $157.3 million and $149.7 million, respectively. The cash flows on the securitized loans, net of reinsurance, are monitored and the effective yield modified prospectively to reflect any change in the cash flow estimate. Since the notes represent 100% of the debt capitalization of the trusts and since FSA maintains all the risk of further asset decline (except as provided by reinsurance) and maintains control over key decisions regarding the trusts (such as removal of the servicer, sale of the assets and liquidation of the entity), the trusts were consolidated with the Company.

        The refinanced asset portfolio had seven thousand dollars of gross unrealized losses as of December 31, 2007 and no gross unrealized losses as of December 31, 2006.

        The fixed-income assets within the refinanced asset portfolio all have contractual maturities of less than five years. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

        In the portfolio of assets acquired in refinancing transactions at December 31, 2007 and 2006, there were no securities in an unrealized loss position for a continuous 12-month period or longer. In 2007, the Company determined that there were no securities considered other-than-temporarily impaired. In 2006, the Company determined that there were three securities considered other-than-temporarily impaired, and a $2.5 million impairment charge pre-tax was recorded in the consolidated statements of operations and comprehensive income.

6.    DEFERRED ACQUISITION COSTS

        Acquisition costs deferred and the related amortization charged to expense are as follows:

Rollforward of Deferred Acquisition Costs

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Balance, beginning of period	$340,673	$335,129	$308,015
Costs deferred during the period:
Ceded and assumed commissions	(83,252)	(79,713)	(63,174)
Premium taxes	13,182	14,032	20,894
Compensation and other acquisition costs	140,709	134,237	137,734

Total	70,639	68,556	95,454
Costs amortized during the period	(63,442)	(63,012)	(68,340)

Balance, end of period	$347,870	$340,673	$335,129

7.    LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE

        Activity in the liability for losses and loss adjustment expense reserve, which consists of the case and non-specific reserves, is summarized as follows:

Rollforward of Loss and Loss Adjustment Expense Reserves

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Case Reserve Activity:
Gross balance at January 1	$90,306	$89,984	$80,610
Less reinsurance recoverable	37,342	36,339	35,419

Net balance at January 1	52,964	53,645	45,191
Transfer from non-specific reserve	69,384	1,221	10,469
Paid (net of recoveries) related to:
Current year	(8,248)	—	—
Prior year	(16,021)	(1,902)	(2,015)

Total paid	(24,269)	(1,902)	(2,015)

Net balance at December 31	98,079	52,964	53,645
Plus reinsurance recoverable	76,478	37,342	36,339

Gross balance at December 31	174,557	90,306	89,984

Non-Specific Reserve Activity:
Balance at January 1	137,816	115,734	99,331
Provision for losses
Current year	25,797	17,837	20,407
Prior year	5,770	5,466	4,958
Transfers to case reserves	(69,384)	(1,221)	(10,469)
Restructured transactions	—	—	1,507

Balance at December 31	99,999	137,816	115,734

Total case and non-specific reserves	$274,556	$228,122	$205,718

Case Reserve Summary
as of December 31, 2007

	Gross Par	Net Par	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$1,803,340	$1,442,657	$69,633	$56,913	5
Asset-backed—other	47,185	40,554	8,289	6,267	4
Public Finance	1,164,248	560,610	96,635	34,899	4

Total	$3,014,773	$2,043,821	$174,557	$98,079	13

(1)
The amount of the discount as of December 31, 2007 for the total gross and net case reserves was $14.5 million and $3.3 million, respectively.

Case Reserve Summary
as of December 31, 2006

	Gross Par	Net Par	Gross Case Reserve	Net Case Reserve	Number of Risks
	(dollars in thousands)
Asset-backed(1)	$391,243	$358,268	$42,805	$34,617	9
Public Finance	92,160	41,373	47,501	18,347	2

Total	$483,403	$399,641	$90,306	$52,964	11

(1)
There were no HELOC reserves in 2006.

        The table below presents certain assumptions inherent in the calculations of the case and non-specific reserves:

Assumptions for Case and Non-Specific Reserves

	As of December 31,
	2007	2006
Case reserve discount rate	3.13%–5.90%	3.13%–5.90%
Non-specific reserve discount rate	1.20%–7.95%	1.20%–7.95%
Current experience factor	2.0	1.6

        During 2007, the Company charged $31.6 million to loss expense, consisting of $25.8 million for originations of new business and $5.8 million related to accretion on the reserve for in-force business. Net case reserves increased $45.1 million in 2007 due primarily to the establishment of new case reserves for HELOC and public finance transactions, offset in part by the settlement of several pooled corporate CBO transactions, which were accrued for in prior year. HELOC transactions in the asset-backed portfolio have experienced some deterioration. Credit support for the HELOC transactions is primarily provided by excess spread. Generally, once the overcollateralization is exhausted, the Company pays a claim if losses in a period exceed excess spread for the period, and to the extent excess spread exceeds losses, the Company is reimbursed for any losses paid to date. As of December 31, 2007, an estimated ultimate loss (discounted to present value) of $65.0 million on HELOC transactions had been transferred from the non-specific reserve to case reserves, which increased the experience factor. Such estimate of loss is net of reinsurance and anticipated recoveries and is re-evaluated on a quarterly basis. In the second half of 2007, the Company paid a total of $47.6 million in HELOC claims, of which $39.5 million represented what the Company deems to be recoverable and is recorded as salvage and subrogation recoverable as of December 31, 2007.

        During 2006, the Company charged $23.3 million to loss expense, consisting of $17.8 million for originations of new business and $5.5 million related to accretion on the reserve for in-force business. Net case reserves decreased $0.7 million due primarily to loss payments and some improvement in CBO transactions, offset in part by the establishment of a new case reserve for a municipal health care transaction.

        During 2005, the Company charged $25.4 million to loss expense, consisting of $20.4 million for originations of new business and $5.0 million related to accretion on the reserve for in-force business. The non-specific reserve increased $16.4 million in 2005, due primarily to loss expense of $25.4 million, partially offset by transfers from the non-specific reserve to case reserves of $10.5 million. Net reserves increased $8.5 million due primarily to deterioration of specific CBO risks.

        Since case and non-specific reserves are based on estimates, there can be no assurance that the ultimate liability will not differ from such estimates. The Company will continue, on an ongoing basis, to monitor these reserves and may periodically adjust such reserves, upward or downward, based on the Company's actual loss experience, its mix of business and economic conditions.

        The Company also assigns each credit to one of five designated surveillance categories to facilitate appropriate allocation of resources to loss mitigation efforts and to communicate efficiently the relative credit condition of each risk exposure, as well as the overall health of the insured portfolio. Such categorization is determined in part by the risk of loss and in part by the level of routine involvement required and monitoring cycle deemed appropriate. The surveillance categories are organized as follows:

  •
  Categories I and II represent fundamentally sound transactions requiring routine monitoring, with Category II indicating that routine monitoring is more frequent, due, for example, to the sector or a need to monitor triggers.

  •
  Category III represents transactions with some deterioration in asset performance, financial health of the issuer or other factors, but for which losses are deemed unlikely. Active monitoring and intervention is employed for Category III transactions.

  •
  Category IV reflects transactions demonstrating sufficient deterioration to indicate that material credit losses are possible even though not yet probable.

  •
  Category V reflects transactions where losses are probable. This category includes (1) risks where claim payments have been made and where additional payments, net of recoveries, are expected, and (2) risks where claim payments are probable but none have yet been made. Category IV and Category V transactions are subject to intense monitoring and intervention.

        The table below presents the gross and net par outstanding and the gross and net reserves for risks classified as described above:

Par Outstanding

	As of December 31,
	2007		2006
	Gross	Net	Gross	Net
	(in millions)
Categories I and II	$547,832	$415,355	$488,146	$370,377
Category III	8,467	5,053	8,851	4,906
Category IV	3,976	3,297	468	435
Category V no claim payments	2,654	1,737	399	360
Category V with claim payments	1,163	900	84	40

Total	$564,092	$426,342	$497,948	$376,118

Case Reserves

	As of December 31,
	2007		2006
	Gross	Net	Gross	Net
	(in thousands)
Category V no claim payments	$112,629	$64,430	$48,417	$39,282
Category V with claim payments	61,928	33,649	41,889	13,682

Total	$174,557	$98,079	$90,306	$52,964

8.    VIE SEGMENT DEBT

        At December 31, 2007, the interest rates on VIE segment debt were between 1.98% and 6.22% per annum. Payments due under the VIE segment debt including $996.7 million of future interest accretion on zero coupon obligations for 2008 and each of the next four years ending December 31 and thereafter, are as follows:

Maturity Schedule of VIE Segment Debt

Year	Principal Amount
(in thousands)
2008	$172,327
2009	370,185
2010	94,428
2011	16,423
2012	143,681
Thereafter	2,719,587

Total	$3,516,631

9.    OUTSTANDING EXPOSURE

        The Company's policies insure the scheduled payments of principal and interest on public finance and asset-backed (including CDS insured by the Company) obligations. The gross amount of financial guarantees in force (principal and interest) was $857.9 billion at December 31, 2007 and $764.8 billion at December 31, 2006. The net amount of financial guarantees in force was $622.9 billion at December 31, 2007 and $552.3 billion at December 31, 2006. As of December 31, 2007, net par outstanding included $12.5 billion related to policies previously insured by other financial guarantors. Beginning in the fourth quarter of 2007, such amounts were classified based on the underlying risks insured. Prior year amounts were reclassified to conform to the current year presentation in the tables below.

        Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for asset-backed obligations are generally expected to be considerably shorter than the contractual maturities for such obligations. For asset-backed obligations, the full par outstanding for each insured risk is shown in the maturity category that corresponds to the final legal maturity of such risk:

Contractual Terms to Maturity of Net Par Outstanding of Insured Obligations(1)

	As of December 31,
	2007		2006
Terms to Maturity
	Public Finance	Asset-Backed	Public Finance	Asset-Backed
	(in millions)
0 to 5 years	$54,037	$42,714	$48,619	$41,236
5 to 10 years	58,719	34,858	54,312	30,027
10 to 15 years	53,738	19,332	47,996	12,170
15 to 20 years	44,446	2,644	41,489	1,860
20 years and above	71,767	44,087	60,764	37,645

Total	$282,707	$143,635	$253,180	$122,938

(1)
Includes related party insurance of $19,885 million and $16,558 million, as of December 31, 2007 and 2006, respectively, relating to GICs issued by the GIC Affiliates.

Contractual Terms to Maturity of Ceded Par Outstanding of Insured Obligations

	As of December 31,
			2006
	2007
Terms to Maturity			Public Finance
	Public Finance	Asset-Backed		Asset-Backed
	(in millions)
0 to 5 years	$16,500	$7,211	$14,393	$9,072
5 to 10 years	17,895	7,808	16,878	6,243
10 to 15 years	19,617	1,664	17,473	1,538
15 to 20 years	19,143	1,857	17,507	1,598
20 years and above	42,635	3,420	33,701	3,427

Total	$115,790	$21,960	$99,952	$21,878

        The gross, ceded and net par outstanding of insured obligations in the public finance insured portfolio includes the following amounts by type of issue:

Summary of Public Finance Insured Portfolio(1)

	As of December 31,
	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues
	2007	2006	2007	2006	2007	2006
	(in millions)
Domestic obligations
General obligation	$146,883	$131,255	$32,427	$28,143	$114,456	$103,112
Tax-supported	69,534	65,212	19,453	18,733	50,081	46,479
Municipal utility revenue	57,975	53,862	13,610	13,367	44,365	40,495
Health care revenue	25,843	23,299	11,796	10,144	14,047	13,155
Housing revenue	9,898	9,665	2,187	2,041	7,711	7,624
Transportation revenue	29,189	26,501	11,782	10,337	17,407	16,164
Education/University	7,178	5,405	1,710	1,027	5,468	4,378
Other domestic public finance	2,773	2,137	900	509	1,873	1,628

Subtotal	349,273	317,336	93,865	84,301	255,408	233,035
International obligations	49,224	35,796	21,925	15,651	27,299	20,145

Total public finance obligations	$398,497	$353,132	$115,790	$99,952	$282,707	$253,180

(1)
Includes related party gross and net par outstanding of $187 million as of December 31, 2007.

        The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross, ceded and net par outstanding of insured obligations in the asset-backed insured portfolio includes the following amounts by type of collateral:

Summary of Asset-Backed Insured Portfolio

	As of December 31,
	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral
	2007	2006	2007	2006	2007	2006
	(in millions)
Domestic obligations
Residential mortgages	$22,882	$18,221	$3,108	$2,555	$19,774	$15,666
Consumer receivables(2)	12,647	11,571	1,076	682	11,571	10,889
Pooled corporate	69,317	57,413	10,110	9,449	59,207	47,964
Financial products(1)	19,468	16,558	—	—	19,468	16,558
Other domestic asset-backed	4,000	5,585	2,024	2,149	1,976	3,436

Subtotal	128,314	109,348	16,318	14,835	111,996	94,513
International obligations	37,281	35,468	5,642	7,043	31,639	28,425

Total asset-backed obligations	$165,595	$144,816	$21,960	$21,878	$143,635	$122,938

(1)
The GICs are collateralized primarily by floating rate asset-backed securities, which consist of 67% non-agency RMBS.

(2)
Includes $246 million and $230 million in gross and net par outstanding relating to related party insurance.

        In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry diversification.

        The Company seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured public finance securities:

Public Finance Insured Portfolio by Location of Exposure
as of December 31, 2007

	Number of Risks	Net Par Amount Outstanding(1)	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)
Domestic obligations
California	1,075	$35,508	12.6%	$13,131
New York	735	21,610	7.6	11,624
Pennsylvania	842	18,314	6.5	4,620
Texas	792	18,122	6.4	5,046
Florida	272	13,675	4.8	5,075
Illinois	711	13,612	4.8	6,667
New Jersey	634	11,432	4.0	6,905
Michigan	585	11,418	4.0	2,363
Washington	344	9,796	3.5	4,294
Massachusetts	227	7,324	2.6	4,333
Ohio	418	6,662	2.4	1,910
Georgia	128	6,653	2.4	1,756
Indiana	290	5,962	2.1	1,243
All other U.S. locations	3,379	75,320	26.6	24,898

Subtotal	10,432	255,408	90.3	93,865
International obligations	174	27,299	9.7	21,925

Total	10,606	$282,707	100.0%	$115,790

(1)
Includes related party net par outstanding of $187 million as of December 31, 2007.

10.    FEDERAL INCOME TAXES

        The Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48") as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes in an entity's financial statements pursuant to FASB Statement No. 109, "Accounting for Income Taxes" and provides thresholds for recognizing and measuring benefits of a tax position taken or expected to be taken in a tax return. Consequently, the Company recognizes tax benefits only on tax positions where it is "more likely than not" to prevail. There was no effect on the Company's statements of operations and comprehensive income from adopting FIN 48.

        Dexia Holdings, the Parent and the Company and its Subsidiaries, except FSA International, file a consolidated federal income tax return. Prior to 2006, a tax-sharing agreement between them provided that each member's tax benefit or expense is calculated on a separate return basis and that any credits or losses available to the Parent or Dexia Holdings be allocated among the members based on each member's taxable income. Effective for the tax year beginning January 1, 2006, the tax sharing agreement was amended so that the Parent or Dexia Holdings' credits are no longer available to the members. At December 31, 2006, the Company and its Subsidiaries received benefits from utilizing the Parent's credits and losses of $1.1 million. This amount was recorded as capital a contribution and a reduction in amount payable to the Parent in the financial statements.

        In addition, the Company and its Subsidiaries or branches file separate tax returns in various states and local and foreign jurisdictions, including the United Kingdom, Japan and Australia. With limited exceptions, the Company and its Subsidiaries are no longer subject to income tax examinations for its 2003 and prior tax years for U.S. federal, state and local, or non-U.S. jurisdictions.

        The cumulative balance sheet effects of deferred federal tax consequences are as follows:

Components of Deferred Tax Assets and Liabilities

	December 31,
	2007	2006
	(in thousands)
Deferred acquisition costs	$(109,237)	$(106,316)
Deferred premium revenue adjustments	(67,562)	(57,992)
Unrealized capital gains	(58,530)	(63,063)
Contingency reserves	(162,686)	(135,992)
Undistributed earnings	(5,340)	(18,297)
Derivative fair-value adjustments	—	(125,361)
Other	(3,303)	(4,135)

Total deferred federal income tax liabilities	(406,658)	(511,156)
Loss and loss adjustment expense reserves	37,650	49,079
Deferred compensation	70,709	69,203
Derivative fair-value adjustments	109,817	—
Foreign currency transaction loss	72,960	59,098
Minority interest	2,257	39,265
Other	3,109	1,606

Total deferred federal income tax assets	296,502	218,251

Net deferred federal income tax asset (liability)	$(110,156)	$(292,905)

        Management believes it is more likely than not that the tax benefit of the deferred tax assets will be realized. Accordingly, no valuation allowance was necessary at December 31, 2007 or 2006.

        In 2007, the Company recognized a tax benefit of $3.0 million, which includes the benefit of $0.5 million of interest from the expiration of the statute of limitations for the 2003 tax year.

        The 2007, 2006 and 2005 effective tax rates differ from the statutory rate of 35% primarily due to tax-exempt interest income. The current year effective tax rate reflects the higher ratio of tax-exempt interest income to year-to-date pre-tax losses due to significant fair value adjustments discussed in

Note 13. A reconciliation of the effective tax rate (before minority interest) with the federal statutory rate follows:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2007	2006	2005
Tax provision (benefit) at statutory rate	(35.0)%	35.0%	35.0%
Tax-exempt investments	(34.3)	(11.6)	(9.0)
Income of foreign subsidiary	—	—	2.5
Minority interest	6.2	3.6	(0.4)
Other	(1.1)	0.1	0.1

Provision (benefit) for income taxes	(64.2)%	27.1%	28.2%

        A reconciliation of the beginning to ending unrecognized tax benefits follows:

Reconciliation of Unrecognized Tax Benefit

(in thousands)
Balance at January 1, 2007	$20,208
Additions based on tax positions related to the current year	—
Additions based on tax positions related to prior years	—
Reductions for tax positions of prior years	—
Amount of decrease relating to settlements with taxing authorities	—
Reductions as a result of a lapse in the statue of limitations	(2,528)

Balance at December 31, 2007	$17,680

        The total amount of unrecognized benefits at January 1, 2007 and December 31, 2007 were $20.2 million and $17.7 million, respectively. If recognized, the entire amount would favorably affect the effective tax rate.

        Within the next 12 months, it is reasonably possible that unrecognized tax benefits for positions taken on previously filed tax returns will become recognized as a result of the expiration of statute of limitations for the 2004 tax year, which absent any extension, will close in September 2008.

        The Company recognizes interest and penalties related to unrecognized tax benefits as part of income tax expense. For 2007, the Company recognized an expense of approximately $0.4 million in interest and penalties. The Company had approximately $1.5 million of accrued interest and penalties at December 31, 2007.

11.    NOTES PAYABLE TO GIC AFFILIATES

        The Company has $210.1 million of notes payable to GIC Affiliates at December 31, 2007 and $321.4 million at December 31, 2006. For the years ended December 31, 2007, 2006 and 2005 the Company recorded $16.4 million, $20.1 million and $28.2 million, respectively, of interest expense on the notes payable.

        Principal payments due under these notes for each of the next five years ending December 31 and thereafter are as follows:

Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in thousands)
2008	$12,214
2009	8,738
2010	20,946
2011	20,962
2012	37,794
Thereafter	109,489

Total	$210,143

12.    EMPLOYEE BENEFIT PLANS

  Defined Contribution Plans

        The Company maintains both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of eligible employees. Contributions are based on a fixed percentage of employee compensation. Pension expense, which is funded annually, amounted to $6.8 million, $6.6 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The Company has an employee retirement savings plan for the benefit of eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by Internal Revenue Code Section 401(k). Contributions by the Company are discretionary, and none have been made.

  Equity Participation Plans

        Through 2004, performance shares were awarded under the Parent's 1993 Equity Participation Plan (the "1993 Equity Plan"). The 1993 Equity Plan authorized the discretionary grant of performance shares by the Human Resources Committee to key employees. The amount earned for each performance share depends on the attainment of certain growth rates of adjusted book value and book value per outstanding share over specified three-year performance cycles.

        Performance shares issued prior to January 1, 2005 permitted the participant to elect, at the time of award, growth rates including or excluding realized and unrealized gains and losses on the Parent's consolidated investment portfolios. Performance shares issued after January 1, 2005 do not offer the option to include the impact of unrealized gains and losses on the investment portfolio. No payout occurs if the compound annual growth rate of the Parent's consolidated adjusted book value and book value per outstanding share over specified three-year performance cycles is less than 7%, and a 200% payout occurs if the compound annual growth rate is 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

        In 2004, the Company adopted the 2004 Equity Participation Plan (the "2004 Equity Plan"), which continues the incentive compensation program formerly provided under the Company's 1993 Equity Participation Plan. The 2004 Equity Plan provides for performance share units comprised 90% of performance shares (which provide for payment based upon the Parent's consolidated performance over specified three-year performance cycles as described above) and 10% of shares of Dexia restricted stock. Performance shares have generally been awarded on the basis of two sequential three-year performance cycles, with 1/3 of each award allocated to the first cycle which commences on date of grant and 2/3 of each award allocated to the second cycle which commences one year after date of grant. The total number of performance shares authorized under this plan was 3.3 million. At December 31, 2007 2.4 million performance shares remained available for distribution.

        The Dexia restricted stock component is a fixed plan, where the Company purchases Dexia shares and establishes a prepaid expense for the amount paid, which is amortized over 2.5-year and 3.5-year vesting periods. In 2007 and 2006, FSA purchased shares to economically defease its liability for $4.7 million and $4.6 million, respectively. These amounts are being amortized to expense over the employees' vesting periods. For the year ended December 31, 2007, 2006 and 2005, the after-tax amounts amortized into income were $2.5 million, $1.7 million and $0.8 million, respectively.

        Performance shares granted under the 1993 Equity Plan and 2004 Equity Plan are as follows:

Performance Shares

	Outstanding at Beginning of Year	Granted During the Year	Paid out During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date	Paid During the Year
	(in thousands)
2005	1,217,761	316,638	313,987	24,434	1,195,978	$131.30	$61,584
2006	1,195,978	370,441	340,429	15,696	1,210,294	139.22	60,993
2007	1,210,294	306,368	364,510	37,550	1,114,602	145.61	61,872

        At December 31, 2007, 349,533 outstanding performance shares were fully vested, with a value of $46.6 million. These amounts were paid in the first quarter of 2008. At December 31, 2007, the total compensation cost related to non-vested performance shares not yet recognized was $130.2 million. This amount is expected to be recognized as an expense over the next three years, with approximately 50% being expensed in 2008 and the remainder in 2009 and 2010.

        The estimated final cost of these performance shares is accrued over the performance period. The after-tax expense for the performance shares was $35.7 million, $34.3 million and $32.1 million, for the years ended December 31, 2007, 2006 and 2005, respectively.

        Awards of Dexia restricted stock remain restricted for an additional six months after the year end of the vesting periods. Shares of Dexia restricted stock purchased under the 2004 Equity Plan are as follows:

Dexia Restricted Stock Shares

	Outstanding at Beginning of Year	Purchased During the Year	Vested During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Purchase Date
2005	—	194,202	8,756	5,150	180,296	$22.69
2006	180,296	190,572	22,146	4,574	344,148	24.17
2007	344,148	158,096	65,524	17,607	419,113	29.80

13.    DERIVATIVE INSTRUMENTS

        The components of net realized and unrealized gains (losses) on derivative instruments are shown in the table below:

Summary of Net Realized and Unrealized Gains (Losses) on Derivative Instruments

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Insured derivatives:
Insured CDS	$(635,763)	$30,991	$11,124
Insured NIMs and interest rate swaps (1)	(6,846)	832	(18)

Total insured derivatives	(642,609)	31,823	11,106
Other derivatives	419	469	(2,042)
VIE segment derivatives	95,895	98,827	(133,915)

Net realized and unrealized gains (losses) on derivative instruments	$(546,295)	$131,119	$(124,851)

(1)
As of January 1, 2007, the Company implemented Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which resulted in a mark-to-market loss of $2.7 million in 2007 related to insured NIM securitizations originated in 2007. The change in fair value was largely a function of the market's adverse perception of RMBS products.

  Insured Derivatives

        The Company's insured portfolio includes contracts accounted for as derivatives, namely, CDS, insured IR swaps entered into in connection with the issuance of certain public finance obligations and insured NIM securitizations issued in connection with certain RMBS financings. The Company considers all such agreements to be a normal part of its financial guaranty insurance business but, for accounting purposes, these contracts are deemed to be derivative instruments and therefore must be recorded at fair value, with changes in fair value recorded in the consolidated statements of operations and comprehensive income in the line item "realized and unrealized gains (losses) on derivative instruments,". The Company receives a premium in return for its obligation to make payment in the event of an insured loss (default or non-payment by the obligor), which is recorded in the consolidated statements of operations and comprehensive income as earned premium. The Company recorded net earned premium under insured CDS and NIM securitizations of $102.8 million, $87.2 million and $89.2 million for the years ended 2007, 2006 and 2005, respectively. The Company's net par outstanding of $84.3 billion and $74.7 billion relating to insured CDS and NIM securitizations at December 31, 2007 and 2006, respectively, are included in the balances in Note 9.

        The fair value adjustments on insured derivatives represent hypothetical replacement value and comprise the majority of the balance in this line item, as shown in the table below. The fair value of an insured CDS contract incorporates all the remaining future premiums to be received over the life of the insured CDS contract, discounted to present value and multiplied by the ratio of the current replacement premium (what a buyer or seller would pay for a similar contract based on current market conditions) to the contractual premium. As the fair value of an insured CDS contract incorporates all the remaining future premium payments to be received over the life of the insured CDS contract, the fair value of that contract will change in part solely from the passage of time as premiums are received. Absent any claims under the Company's guaranty, any "losses" recorded in marking a guaranty to fair value will be reversed by an equivalent "gain" at or prior to the expiration of the guaranty, and any "gain" recorded will be reversed by an equivalent "loss" over the remaining life of the transaction, with the cumulative changes in the fair value of the CDS summing to zero by the time of each contract's maturity. See Note 2 for a discussion of the Company's valuation methodology.

        The tables below show the fair value at December 31, 2007 and 2006 and the changes in fair value of the Company's insured CDS portfolio for 2007, 2006 and 2005.

Fair Value of Insured CDS Portfolio

	As of December 31,
	2007	2006
	(in millions)
Pooled corporate CDS:
Investment grade	$(111.6)	$48.1
High Yield	(142.5)	9.3

Total pooled corporate CDS	(254.1)	57.4
Funded CLOs and CDOs	(264.5)	24.3
Other structured obligations	(28.6)	6.8

Total	$(547.2)	$88.5

Changes in Fair Value of Insured CDS Portfolio

	Year Ended December 31,
	2007	2006	2005
	(in millions)
Pooled corporate CDS:
Investment grade	$(159.7)	$21.0	$2.4
High Yield	(151.8)	8.1	1.2

Total pooled corporate CDS	(311.5)	29.1	3.6
Funded CLOs and CDOs	(288.8)	—	12.1
Other structured obligations	(35.4)	1.9	(4.6)

Total	$(635.7)	$31.0	$11.1

        The negative fair-value adjustments in 2007 resulted from an unusual and severe widening of credit spreads during the year. Despite the structural protections associated with the Company's CDS, the significant widening of credit spreads on pooled corporate CDS and funded CDOs and CLOs, as with other structured credit products, during the second half of 2007, resulted in a decline in fair value of these contracts. Funding costs for domestic and European CLOs as well as pooled corporate CDS were at their widest levels during the fourth quarter. As a result, Triple-A spreads to LIBOR continued to widen in the fourth quarter and resulted in the significant adverse mark reflected in the CDS fair-value results.

        The Company believes that fair value is potentially misleading unless one understands that the Company's typical insured CDS contract is different from CDS contracts entered into by parties that are not financial guarantors in that:

  a)
  CDS contracts insured by the Company are neither held for trading purposes nor used as hedging instruments,

  b)
  The Company is not entitled to terminate insured CDS and realize a profit on a position that is "in the money," nor is a counterparty to an insured CDS contract generally able to force FSA to terminate an insured CDS that is "out of the money," and

  c)
  the liquidity risk present in most non-insured CDS contracts is not present in most CDS contracts insured by the Company, since the terms of the insured CDS contract are designed to replicate the payment provisions of financial guaranty contracts in that (i) losses, if any, are generally paid over time, and (ii) the Company is not required to post collateral to secure its obligation under the insured CDS contract.

        Insured derivatives in the asset-backed portfolio represent 67% of total asset-backed par outstanding. The tables below summarize the credit rating, net par outstanding and remaining average lives for the primary components of the Company's insured CDS portfolio. While most of the Company's insured CDS are pooled corporate exposures, there are also some insured CDS in other sectors, including $76.2 million in U.S. RMBS categories.

Selected Information for Insured CDS Portfolio
as of December 31, 2007

	Credit Ratings				Other Investment Grades (2)	Net Par Outstanding	Remaining Average Life
	Triple-A*(1)	Triple-A		Double-A
						(in millions)	(in years)
Pooled corporate CDS:
Investment grade	91%	1%		8%	—%	$22,883	4.1
High Yield	95	—		—	5	14,765	3.3
Funded CDOs and CLOs	28	72	(4)	—	—	33,000	3.4
Other structured obligations(3)	62	36	(4)	1	1	13,529	2.1

Total	62	34		3	1	$84,177	3.4

Selected Information for Insured CDS Portfolio
as of December 31, 2006

	Credit Ratings				Other Investment Grades (2)	Net Par Outstanding	Remaining Average Life
	Triple-A*(1)	Triple-A		Double-A
						(in millions)	(in years)
Pooled corporate CDS:
Investment grade	89%	1%		10%	—%	$23,364	3.1
High Yield	91	1		8	—	11,349	2.9
Funded CDOs and CLOs	17	82	(4)	—	1	23,993	3.9
Other structured obligations(3)	66	32	(4)	—	2	15,989	2.4

Total	61	34		4	1	$74,695	3.1

(1)
Triple-A*, also referred to as "Super Triple-A," indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating.

(2)
Various investment grades below Double-A minus.

(3)
Primarily infrastructure obligations and European MBS.

(4)
Amounts include transactions previously wrapped by other monolines. See Note 25.

  VIE Segment Derivatives

        The Company enters into derivative contracts to manage interest rate and foreign currency exposure in its VIE segment debt and VIE Segment Investment Portfolio. All gains and losses from changes in the fair value of derivatives are recognized immediately in the consolidated statements of operations and comprehensive income. These derivatives generally include interest rate and currency swap agreements, which are primarily utilized to convert fixed-rate debt and investments into U.S. dollar floating-rate debt and investments. The inception-to-date net unrealized gain on the outstanding derivatives held by the VIE segment of $474.4 million and $516.8 million at December 31, 2007 and December 31, 2006, respectively, was recorded in other assets.

14.    MINORITY INTEREST IN SUBSIDIARY

  XLFA's Minority Interest in FSA International

        In 1998, the Company and XL Capital Ltd. ("XL"), a major Bermuda-based insurance holding company, entered into a joint venture, establishing two Bermuda-domiciled financial guaranty insurance companies: FSA International and XLFA. At December 31, 2004, XL owned a minority interest in FSA International, and the Company owned a minority interest in XLFA. In October 2005, FSA purchased all the preferred shares of FSA International owned by XL Insurance (Bermuda), Ltd. for a cash purchase price of $39.1 million in anticipation of the repatriation of earnings and profits of FSA International. Giving effect to such purchase, FSA International became an indirect, wholly owned subsidiary of the Company. The preferred shares were Cumulative Participating Voting Preferred Shares that, in total, had a minimum fixed dividend of $1.5 million per annum. In 2005, FSA International paid preferred dividends of $16.3 million to XL. For the year ended December 31, 2005, the Company recognized minority interest of $6.9 million.

  Minority Interest in FSA Global

        All equity and net income of the VIEs are shown as minority interest. The VIEs are consolidated into all applicable captions of the consolidated financial statements under FIN 46(R).

15.    REINSURANCE

        The Company obtains reinsurance to increase its policy-writing capacity on both an aggregate-risk and a single-risk basis; to meet rating agency, internal and state insurance regulatory limits; to diversify risk; to reduce the need for additional capital; and to strengthen financial ratios. The Company reinsures portions of its risks with affiliated (see Note 22) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

        Reinsurance does not relieve the Company of its obligations to policy holders. In the event that any or all of the reinsuring companies are unable to meet their obligations, or contest such obligations, the Company would be unable to recover amounts due. A number of FSA's reinsurers are required to pledge collateral to secure their reinsurance obligations to FSA. FSA requires collateral from reinsurers primarily to (a) receive statutory credit for the reinsurance, (b) provide liquidity to FSA in the event of claims on the reinsured exposure, and (c) enhance rating agency credit for the reinsurance.

        Amounts of ceded and assumed business were as follows:

Summary of Reinsurance

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Written premiums ceded	$292,386	$288,780	$256,087
Written premiums assumed	6,239	12,066	9,474
Earned premiums ceded	164,443	154,997	150,087
Earned premiums assumed	6,450	4,627	3,521
Losses and loss adjustment expense payments ceded	5,052	3,486	1,465
Losses and loss adjustment expense payments assumed	13	8	8

	As of December 31,
	2007	2006
	(in thousands)
Principal outstanding ceded	$137,749,095	$121,830,282
Principal outstanding assumed	4,433,549	3,757,565
Deferred premium revenue assumed	31,005	31,216
Losses and loss adjustment expense reserves assumed	579	610

        The Company cedes approximately 25% of its gross par insured to a diversified group of reinsurers, including other monolines. As of December 31, 2007, 92% of FSA's reinsurers were rated Double-A or higher, but many are still under review by rating agencies. The Company's reinsurance contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades. Included in the table below is $15,697 million in ceded par outstanding related to insured CDS.

Reinsurance Recoverable and Ceded Par Outstanding by Reinsurer and Ratings

	As of December 31, 2007
Reinsurer	Moody's Reinsurer Rating		S&P Reinsurer Rating		Reinsurance Recoverable	Ceded Par Outstanding	Ceded Par Outstanding as a % of Total
	(dollars in millions)
Tokio Marine and Nichido Fire Insurance Co., Ltd.	Aa2(1)		AA	(1)	$25.2	$32,856	23.9%
Assured Guaranty Re Ltd.	Aa2		AA		21.0	30,729	22.3
Radian Asset Assurance Inc.	Aa3		AA		13.3	26,103	19.0
RAM Reinsurance Co. Ltd.	Aa3(2)		AAA	(2)	1.6	13,088	9.5
BluePoint Re, Limited	Aa3		AA	(2)	0.5	8,394	6.1
XL Financial Assurance Ltd.	Aaa(3)		AAA	(3)	9.5	8,277	6.0
Swiss Reinsurance Company.	Aa2		AA	-	4.3	4,551	3.3
R.V.I. Guaranty Co., Ltd.(4)	A3		A	-	—	4,186	3.0
Mitsui Sumitomo Insurance Co. Ltd.	Aa3		AA	(1)	0.2	2,341	1.7
CIFG Assurance North America Inc.	Aaa	(5)	AAA	(5)	—	2,105	1.5
Ambac Assurance Corporation	Aaa	(2)	AAA	(2)	0.2	1,304	1.0
Financial Guaranty Insurance Company	Aaa	(6)	AAA	(6)	—	1,144	0.8
ACA Financial Guaranty Corporation(7)	NR		CCC		—	1,106	0.8
Other(8)	Various	(8)	Various	(8)	0.7	1,566	1.1

Total					$76.5	$137,750	100.0%

(1)
The Company has structural collateral agreements satisfying the Triple-A credit requirement of S&P and/or Moody's.

(2)
Outlook revised downward after December 31, 2007 by one or more of the rating agencies.

(3)
Downgraded by Moody's (A3/review for downgrade) in March 2008 and S&P (A-/credit watch negative) in February 2008. The Company had a letter of credit from XLFA for $211.5 million as of December 31, 2007.

(4)
Over 97% of risks reinsured to R.V.I. Guaranty Co., Ltd. have underlying ratings of Triple-A.

(5)
Downgraded by Moody's (A1/stable) and S&P (A+/negative outlook) in March 2008.

(6)
Downgraded by Moody's (A3/review for downgrade) and S&P (A/credit watch negative) in February 2008.

(7)
All risks reinsured by ACA Financial Guaranty Corporation are domestic public finance obligations.

(8)
Includes Federal Insurance Company, Security Life of Denver International Ltd., PMI Mortgage Insurance Company, Assured Guaranty Re Overseas Ltd., Munich Reinsurance Company, Partner Reinsurance Company Ltd, Radian Insurance Inc. and XL Insurance (Bermuda) Ltd. 84% in the Double-A rating category by S&P, and 51% rated Aa2 and 34% rated Aa3 by Moody's.

16.    OTHER ASSETS AND LIABILITIES

        The detailed balances that comprise other assets and other liabilities and minority interest are as follows:

Other Assets

	As of December 31,
	2007	2006
	(in thousands)
Other assets:
VIE segment derivatives	$634,458	$653,737
Fair-value adjustments on insured derivatives	—	89,195
VIE other invested assets	301,599	418,677
Tax and loss bonds	153,844	127,150
Accrued interest on VIE segment investment portfolio	14,333	21,395
Accrued interest income on general investment portfolio	63,317	60,500
Salvage and subrogation recoverable	39,669	44
Other assets	141,718	125,472

Total other assets	$1,348,938	$1,496,170

Other Liabilities and Minority Interest

	As of December 31,
	2007	2006
	(in thousands)
Other liabilities and minority interest:
Fair-value adjustments on insured derivatives	$553,414	$—
Equity participation plan	101,307	95,282
Accrued interest on VIE segment debt	69,243	63,944
Other liabilities and minority interest	299,457	279,804

Total other liabilities and minority interest	$1,023,421	$439,030

17.    COMMITMENTS AND CONTINGENCIES

  Leases

        Effective June 2004, the Company entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York to be used as the Company's new headquarters. The Company moved to this new space in June 2005. The lease contains scheduled rent increases every five years after a 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6.0 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building's operating expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents. In addition the Company and its Subsidiaries lease additional office space under non-cancelable operating leases, which expire at various dates through 2013.

Future Minimum Rental Payments
as of December 31, 2007

Year Ended December 31,	(in thousands)
2008	$9,093
2009	8,937
2010	8,729
2011	8,448
2012	8,454
Thereafter	104,190

Total	$147,851

        Rent expense was $8.9 million in 2007, $9.4 million in 2006 and $9.2 million in 2005. Rent expense in 2005 includes a $1.1 million lease termination fee related to the Company's former headquarters.

  Insured Portfolio

        In connection with its financial guaranty business, the Company had outstanding commitments to provide guarantees of $11,731.6 million as of December 31, 2007. These commitments are typically short term and principally relate to primary and secondary public finance debt issuances. Commitments are contingent on the satisfaction of all conditions set forth in the contract. These commitments may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

  Legal Proceedings

        In the ordinary course of business, the Company and certain Subsidiaries are parties to litigation.

        On November 15, 2006, the Parent received a subpoena from the Antitrust Division of the U.S. Department of Justice issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs. On November 16, 2006, FSA received a subpoena from the SEC related to an ongoing industry-wide civil investigation of brokers of municipal GICs. The Parent issues municipal GICs through the FP segment, but does not serve as a GIC broker. The subpoenas request that the Parent furnish to the DOJ and SEC records and other information with respect to the Parent's municipal GIC business. The Parent is cooperating with the investigations by the DOJ and the SEC.

        See Note 26 for more detail on the Company's legal proceedings. There are no other material legal proceedings to which the Company is subject.

18.    DIVIDENDS AND CAPITAL REQUIREMENTS

        FSA's ability to pay dividends depends on FSA's financial condition, results of operations, cash requirements, rating agency capital adequacy and other related factors, and is also subject to restrictions contained in the insurance laws and related regulations of New York and other states. Under the insurance laws of the State of New York, FSA may pay dividends out of earned surplus, provided that, together with all dividends declared or distributed by FSA during the preceding 12 months, the dividends do not exceed the lesser of (a) 10% of policyholders' surplus as of its last statement filed with the Superintendent of Insurance of the State of New York (the "New York Superintendent") or (b) adjusted net investment income during this period. FSA paid no dividends in 2007, $140.0 million in 2006 and $87.0 million in 2005. Based upon FSA's statutory statements for December 31, 2007, the maximum amount normally available for payment of dividends by FSA without regulatory approval over the following 12 months would be approximately $162.9 million.

        As of December 31, 2007, the Company repaid its entire surplus note obligation of $108.9 million to its Parent. In addition, the Parent forgave all interest expense for 2007 of $5.0 million including $3.6 million already paid by the Company and $1.4 million of accrued interest expense (See Note 21). The Parent re-contributed to FSA the proceeds from the repayment of the surplus note plus the amount of interest expense already paid. All surplus note transactions were approved by the New York Superintendent. The Company paid interest of $5.4 million and $5.4 million in 2006 and 2005, respectively.

        FSA may repurchase shares of its common stock from its shareholders subject to the New York Superintendent's approval. The New York Superintendent has approved the repurchase by the Company of up to $500.0 million of its shares from its Parent through December 31, 2008. In 2007 and 2006, the Company repurchased $180.0 million and $100.0 million, respectively, of shares of its common stock from the Parent and retired such shares.

19.    CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

        FSA has a credit arrangement aggregating $150.0 million that is provided by commercial banks and intended for general application to insured transactions. If FSA is downgraded below Aa3 and AA-, the lenders may terminate the commitment, and the commitment commission becomes due and payable. If FSA is downgraded below Baa3 and BBB-, any outstanding loans become due and payable. At December 31, 2007, there were no borrowings under this arrangement, which expires on April 21, 2011, if not extended.

        FSA has a standby line of credit commitment in the amount of $350.0 million with a group of international banks to provide loans to FSA after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $350.0 million or the average annual debt service of the covered portfolio multiplied by 5.00%, which amounted to $1,471.4 million at December 31, 2007. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term expiring on April 30, 2015 and contains an annual renewal provision, commencing April 30, 2008, subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 2007.

        In June 2003, $200.0 million of money market committed preferred trust securities (the "CPS") were issued by trusts created for the primary purpose of issuing the CPS, investing the proceeds in high-quality commercial paper and providing FSA with put options for issuing to the trusts non-cumulative redeemable perpetual preferred stock (the "Preferred Stock") of FSA. There are four trusts each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days at which time investors submit bid orders to purchase CPS. If FSA were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to FSA in exchange for Preferred Stock of FSA. FSA pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate will be subject to a maximum rate of 150 basis points above LIBOR for the next succeeding distribution period. Beginning in August 2007, the CPS required the maximum rate for each of the relevant trusts. FSA continues to have the ability to exercise its put option and cause the related trusts to purchase FSA preferred stock. The cost of the structure was $1.8 million and $1.0 million, and $1.3 million for 2007 and 2006 and 2005, respectively. The trusts are vehicles for providing FSA access to new capital at its sole discretion through the exercise of the put options. The Company does not consider itself to be the primary beneficiary of the trusts under FIN 46R because it does not retain the majority of the residual benefits or expected losses. The trusts are vehicles for providing FSA access to new capital at its sole discretion through the exercise of the put options.

        Certain FSA Global debt issuances contain provisions that could extend the stated maturities of those notes. To ensure FSA Global will have sufficient cash flow to repay its funding requirements in such transactions, it entered into several liquidity facilities with Dexia and other counterparties for amounts totaling $760.9 million.

20.    SEGMENT REPORTING

        The Company operates in two business segments: financial guaranty and variable interest entities. The financial guaranty segment is primarily in the business of providing financial guaranty insurance on public finance and asset-backed obligations. The VIE segment includes the VIEs' operations, reflecting the Company's management of the VIEs' operations. The following tables summarize the financial information by segment as of and for the years ended December 31, 2007, 2006 and 2005:

Financial Information Summary by Segment

	For the Year Ended December 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$98,230	$248,612	$—	$346,842
Intersegment	3,002	—	(3,002)	—
Expenses:
External	(229,064)	(273,334)	—	(502,398)
Intersegment	—	(3,002)	3,002	—
Less:
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	(642,609)	(27,987)	—	(670,596)

Pre-tax segment operating earnings	514,777	263	—	515,040

Segment assets	$7,342,154	$2,746,471	$360	$10,088,985

	For the Year Ended December 31, 2006
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$714,085	$250,535	$—	$964,620
Intersegment	3,584	—	(3,584)	—
Expenses:
External	(201,705)	(295,335)	—	(497,040)
Intersegment	—	(3,584)	3,584	—
Less:
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	31,823	(48,496)	—	(16,673)

Pre-tax segment operating earnings	484,141	112	—	484,253

Segment assets	$6,966,379	$3,212,845	$—	$10,179,224

	For the Year Ended December 31, 2005
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$699,681	$(26,010)	$—	$673,671
Intersegment	3,663	—	(3,663)	—
Expenses:
External	(201,248)	35,558	—	(165,690)
Intersegment	—	(3,663)	3,663	—
Less:
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	11,106	5,751	—	16,857

Pre-tax segment operating earnings	490,990	134	—	491,124

Segment assets	$6,599,078	$3,016,972	$—	$9,616,050

Reconciliations of Segments' Pre-Tax Operating Earnings to Net Income

	For the Year Ended December 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings	$514,777	$263	$—	$515,040
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	(642,609)	(27,987)	—	(670,596)
Less:
Tax benefit				(99,823)
Minority interest				(27,656)

Net income				$(28,077)

	For the Year Ended December 31, 2006
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings	$484,141	$112	$—	$484,253
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	31,823	(48,496)	—	(16,673)
Less:
Tax provision				126,739
Minority interest				(48,660)

Net income				$389,501

	For the Year Ended December 31, 2005
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings	$490,990	$134	$—	$491,124
SFAS 133 fair-value adjustments for insured derivatives and economic hedges	11,106	5,751	—	16,857
Less:
Tax provision				143,023
Minority interest				12,980

Net income				$351,978

        The intersegment revenues and expenses relate to premiums paid by FSA Global on FSA-insured notes.

        The amount of SFAS 133 fair-value adjustments for CDS is a reconciling item between pre-tax segment operating earnings and net income. In addition, management subtracts the impact of economic interest rate hedges when analyzing the segments. Marking the derivatives to fair value but not marking the hedged assets or liabilities causes one-sided accounting. By removing the effect of the one-sided accounting caused by marking the derivatives to fair value, but not the hedged assets or liabilities, the measure will more closely reflect the underlying performance of segment operations.

Net Premiums Earned by Geographic Distribution

	Year Ended December 31,
	2007	2006	2005
	(in millions)
United States	381.6	350.9	367.6
International	82.8	73.2	63.5

Total premiums	$464.4	$424.1	$431.1

21.    NON-CASH TRANSACTION

        In a non-cash transaction, FSA Global issued debt of $76.5 million and $128.2 million in 2007 and 2006, repressively, and acquired assets of equal value from the GIC Affiliates. The proceeds of issuance of FSA Global debt were deposited directly into the GIC Affiliates, which, in turn, issued a GIC to FSA Global.

        In connection with repayment of its entire surplus note obligation of $108.9 million to its Parent, FSA Holdings forgave all interest expense for 2007 which included $1.4 million of accrued interest expense.

22.    RELATED PARTY TRANSACTIONS

        The Company enters into various related party transactions, primarily with Dexia and XL. The primary related party transactions between the Company and Dexia are as follows:

  •
  The Company enters into transactions with various affiliates of Dexia in which Dexia acts as the counterparty in swap contracts, primarily in the VIE segment. The interest income and expense as well as the fair-value adjustments for those derivative contracts are recorded in the statement of operations and comprehensive income.

  •
  Dexia acts as intermediary in certain CDS transactions. The premiums earned and fair-value adjustments related to those contracts are recorded in the consolidated statements of operations and comprehensive income.

  •
  The Company has debt issued to Dexia and records related interest expense in the consolidated statements of operations and comprehensive income and accrued interest expense on the balance sheet.

  •
  The Company has loans receivable from Dexia recorded in other assets.

  •
  The Company may lease premises from Dexia outside the United States.

  •
  The Company maintains certain lines of credit with Dexia affiliates.

  •
  The Company files consolidated tax returns with DHI.

  •
  The Company charges other affiliates for administrative and shared service expenses.

  •
  FSA Global maintains liquidity facilities with Dexia aggregating $419.4 million.

        XLFA had an equity interest in FSA International until 2005, at which time, the Company repurchased shares in FSA International held by XLFA. The Company has a preferred stock investment in XLFA, which is redeemable in 2008 with a carrying amount of $39.0 million. The Company's management holds two positions on the Board of Directors of XLFA. The primary related party transactions with XL are as follows.

  •
  Business is ceded to XLFA under various reinsurance contracts.

  •
  Until 2005, the Company paid dividends to XL.

  •
  The Company receives dividends on its preferred stock investment which is recorded in the consolidated statements of operations and comprehensive income.

        The table below summarizes amounts included in the financial statement captions resulting from various types of transactions executed with related parties as well as outstanding exposures with related parties:

Amounts Reported for Related Party Transactions
in the Consolidated Balance Sheets

	As of December 31,
	2007	2006
	(in thousands)
Dexia(1)
Assets:
VIE Segment Investment Portfolio	$252	$—
Other assets:
VIE segment derivatives	273,452	344,484
Fair-value adjustments for insured derivatives	—	15,398
VIE other invested assets	24,091	—
Net interest receivable/(payable) for intercompany allocations	7,237	17,016
Liabilities:
Deferred premium revenue	19,783	18,183
VIE segment debt	199,739	244,379
Other liabilities:
Fair-value adjustments for insured derivatives	49,128	—
Accrued interest on VIE segment debt	2,276	2,141
Other liabilities	73	17
Exposure:
Gross par outstanding	18,234,174	17,034,356
XL(2)
Prepaid reinsurance	132,560	109,684
Reinsurance recoverable for unpaid losses	10,172	3,201
Investment in XLFA	39,000	54,016
GIC Affiliates(3)
Guaranteed investment contracts from GIC Affiliates at fair value	639,950	962,815
Other assets	282,645	270,591

Amounts Reported for Related Party Transactions
in the Consolidated Statements of Operations and Comprehensive Income

	For the Year Ended December 31,
	2007	2006	2005
	(in thousands)
Dexia(1)
Revenues:
Gross premiums earned	$23,314	$26,446	$29,533
Net interest income from VIE segment	875	3,627	3,627
Net realized and unrealized gains (losses) from VIE segment derivatives	(43,226)	25,709	(7,156)
Net realized and unrealized gains (losses) on insured derivatives	(64,527)	(989)	2
Expenses:
Interest expense from VIE segment	10,327	9,775	9,251
Other operating expenses	531	318	492
XL(2)
Ceded premiums	39,828	46,069	31,606
Dividends paid	—	—	16,309
Dividends received from XLFA	3,465	4,518	8,926
GIC Affiliates(3)
Premiums earned	43,866	35,369	27,000
Net interest income from VIE segment	52,080	55,450	37,494
Other income	16,676	12,389	2,344

(1)
Represents business with affiliates of Dexia.

(2)
The Company ceded business to X.L. Insurance (Bermuda) Ltd. ("XLI"), which owned an interest in FSA International prior to October 2005 and XLFA. The Company maintains an investment in XLFA, which, prior to 2007 was an indirect subsidiary of XL.

(3)
In addition to the related party transactions described above, all of the guaranteed investment contracts within the VIE Segment Investment Portfolio are issued by the GIC Affiliates.

23.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company determines fair value using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair-value amounts.

  •
  For the bonds in the General Investment Portfolio and the VIE Segment Investment Portfolio, the carrying amount represents fair value. The fair value is generally based on prices obtained from an independent pricing service. If quoted market prices are not available, the independent pricing service bases its valuation on pricing models that use as inputs: dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. In the case of the Company's equity investment in XLFA, fair value is based on redemption value. See Note 2 for more discussion.

  •
  For short-term investments in the General Investment Portfolio and the VIE Segment Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount is fair value. Changes in fair value of short-term investments are due to changes in foreign exchange rates.

  •
  For assets acquired under refinancing transactions, the fair value is either the present value of the expected cash flows or quoted market prices as of the reporting date.

  •
  For cash, the carrying amount is the same as a fair value.

  •
  Other assets are comprised of the receivables for securities sold and derivatives. Other liabilities and minority interest are comprised of payable for securities purchased and derivatives. For receivable for securities sold and payable for securities purchased, the carrying amount is cost, which approximates fair value because of the short maturity. For fair-value adjustments on derivatives, the carrying amount represents fair value. The Company uses quoted market prices when available, but if quoted market prices are not available, management uses internally developed estimates (See Note 2).

  •
  For deferred premium revenue, the fair value is based on the estimated cost of entering into a cession of the outstanding insured portfolio with third-party reinsurers under current market conditions.

  •
  For prepaid reinsurance premiums, the fair value is based on estimated proceeds of entering into an assumption of the entire portfolio with third-party reinsurers under current market conditions.

  •
  For installment premiums, consistent with industry practice, there is no carrying amount. Similar to the treatment of deferred premium revenue, the fair value of installment premiums is the estimated cost to cede the portfolio to third-party reinsurers under current market conditions.

  •
  For VIE segment debt, the fair value is the present value of the expected cash flows as of the reporting date.

  •
  For notes payable to affiliate, the fair value is the present value of the expected cash flows as of the reporting date.

  •
  The Company could not determine the fair value of the surplus notes because the related party debt does not contain normal commercial terms such as a maturity date.

  •
  For losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses, the carrying amount is equal to the net present value of the expected cash flows for specifically identified claims plus statistical losses representing the inherent losses in the Company's insured portfolio, which management believes is a reasonable proxy for fair value.

        The table below shows the carrying amount and fair value of the Company's financial instruments:

Fair Value of Financial Instruments

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Bonds in general investment portfolio	$5,019,961	$5,019,961	$4,681,144	$4,681,144
Equity securities	39,869	39,869	54,325	54,325
Short-term investments in general investment portfolio	90,075	90,075	86,503	86,503
Available-for-sale bonds in VIE segment investment portfolio	1,139,568	1,139,568	1,128,255	1,128,255
Available-for-sale GICs in VIE segment investment portfolio	639,950	639,950	962,815	962,815
Short-term investments in VIE segment investment portfolio	8,618	8,618	19,478	19,478
Assets acquired in refinancing transactions	229,264	231,801	337,872	333,389
Cash	21,770	21,770	29,660	29,660
Prepaid reinsurance premiums	1,126,624	966,390	1,004,987	850,902
Reinsurance recoverable on unpaid losses	76,478	76,478	37,342	37,342
Other assets	1,348,938	1,348,938	1,496,170	1,496,170
Liabilities:
Deferred premium revenue	2,923,608	2,558,594	2,658,594	2,300,428
Losses and loss adjustment expense reserve	274,556	274,556	228,122	228,122
VIE segment debt	2,584,800	2,630,139	3,067,745	3,144,519
Notes payable to affiliate	210,143	211,998	321,370	313,580
Surplus notes	—	—	108,850	N/A
Other liabilities and minority interest	1,023,421	1,023,421	439,030	439,030
Off-balance-sheet instruments:
Installment premiums	—	778,492	—	579,541

24.    STATUTORY ACCOUNTING PRACTICES

        GAAP differs in certain significant respects from statutory accounting practices applicable to the Company and its insurance company subsidiaries that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  upfront premiums are earned when related principal and interest have expired rather than over the expected coverage period;

  •
  acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  a contingency reserve (rather than a non-specific reserve) is computed based on the following statutory requirements:

  1)
  For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions plus

  2)
  For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carry back;

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

  •
  bonds are carried at amortized cost rather than fair value;

  •
  VIEs and refinancing vehicles are not consolidated under statutory accounting standards; and

  •
  surplus notes are recognized as surplus rather than as a liability unless approved for repayment

        Consolidated statutory net income was $312.9 million for 2007, $339.6 for 2006 and $293.0 million for 2005. Statutory surplus totaled $1,608.8 million for 2007 and $1,543.1 million for 2006. Statutory contingency reserves totaled $1,094.3 million for 2007 and $1,011.0 million for 2006.

25.    EXPOSURE TO MONOLINES

        The tables below summarize the exposure to each financial guaranty monoline insurer by exposure category and the underlying ratings of the Company's insured risks.

Summary of Exposure to Monolines

	As of December 31, 2007
	Insured Portfolios
	FSA Insured Portfolio(1)	Ceded Par Outstanding	General Investment Portfolio(2)
	(dollars in millions)
Assured Guaranty Re Ltd.	$1,094	$30,729	$26.0
Radian Asset Assurance Inc.	101	26,103	3.6
RAM Reinsurance Co. Ltd.	—	13,088	—
BluePoint Re, Limited	—	8,394	—
XL Capital Assurance Inc. and XL Financial Assurance Ltd.	1,503	8,277	33.2
CIFG Assurance North America Inc.	201	2,105	5.5
Ambac Assurance Corporation	3,437	1,304	507.4
Financial Guaranty Insurance Company	2,414	1,144	345.9
ACA Financial Guaranty Corporation	26	1,106	—
MBIA Insurance Corporation	3,741	—	478.7

Total	$12,517	$92,250	$1,400.3

Total portfolio	$426,342	$137,750	$4,986.3
% of total portfolio	3%	67%	28%

(1)
Represents transactions with second-to-pay FSA-insurance that were previously insured by other monolines. Based on net par outstanding.

(2)
Based on amortized cost.

Exposures to Monolines

and Ratings of Underlying Risks

	Insured Portfolios
	As of December 31, 2007
	FSA Insured Portfolio(1)	Ceded Par Outstanding	General Investment Portfolio
	(dollars in millions)
Assured Guaranty Re Ltd.
Exposure(2)	$1,094	$30,729	$26.0
Triple-A	23%	10%	8%
Double-A	10	38	—
Single-A	67	34	84
Triple-B	—	16	8
Below Investment Grade	—	2	—
Radian Asset Assurance Inc.
Exposure(2)	$101	$26,103	$3.6
Triple-A	6%	10%	—%
Double-A	—	41	88
Single-A	11	38	—
Triple-B	54	11	12
Below Investment Grade	29	—	—
RAM Reinsurance Co. Ltd.(4)
Exposure(2)	$—	$13,088	$—
Triple-A	—%	17%	—%
Double-A	—	39	—
Single-A	—	30	—
Triple-B	—	13	—
Below Investment Grade	—	1	—
BluePoint Re, Limited(4)
Exposure(2)	$—	$8,394	$—
Triple-A	—%	13%	—%
Double-A	—	41	—
Single-A	—	30	—
Triple-B	—	16	—
Below Investment Grade	—	—	—
XL Capital Assurance Inc. and XL Financial Assurance Ltd.(3)(4)
Exposure(2)	$1,503	$8,277	$33.2
Triple-A	22%	12%	—%
Double-A	7	18	—
Single-A	35	30	96
Triple-B	36	38	—
Below Investment Grade	—	2	—
Not Rated	—	—	4
CIFG Assurance North America Inc.(4)
Exposure(2)	$201	$2,105	$5.5
Triple-A	—%	2%	—%
Double-A	2	28	—
Single-A	—	39	100
Triple-B	98	31	—
Below Investment Grade	—	—	—
Ambac Assurance Corporation(4)
Exposure(2)	$3,437	$1,304	$507.4
Triple-A	22%	—%	—%
Double-A	43	8	33
Single-A	31	30	62
Triple-B	4	62	2
Below Investment Grade	—	—	3

Exposures to Monolines

and Ratings of Underlying Risks (Continued)

	Insured Portfolios
	As of December 31, 2007
	FSA Insured Portfolio(1)	Ceded Par Outstanding	General Investment Portfolio
	(dollars in millions)
Financial Guaranty Insurance Company(4)
Exposure(2)	$2,414	$1,144	$345.9
Triple-A	—%	—%	—%
Double-A	21	22	39
Single-A	59	43	58
Triple-B	20	35	3
Below Investment Grade	—	—	—
ACA Financial Guaranty Corporation
Exposure(2)	$26	$1,106	$—
Triple-A	—%	—%	—%
Double-A	63	61	—
Single-A	5	38	—
Triple-B	26	1	—
Below Investment Grade	6	—	—
MBIA Insurance Corporation
Exposure(2)	$3,741	$—	$478.7
Triple-A	7%	—%	—%
Double-A	54	—	32
Single-A	4	—	58
Triple-B	35	—	7
Below Investment Grade	—	—	3

(1)
Represents transactions with second-to-pay FSA insurance that were previously insured by other monolines.

(2)
Represent par balances for the insured portfolios and amortized cost for the investment portfolios.

(3)
Excludes $39 million in redeemable preferred shares of XLFA, which are not rated.

(4)
Subsequent to December 31, 2007, ratings were downgraded or outlooks were revised downward by one or more rating agencies.

26.    SUBSEQUENT EVENTS

        In February 2008, the Parent contributed $500 million of additional capital to the Company to provide additional capacity to insure new financial guarantee business.

        On February 4, 2008, the Parent received a "Wells Notice" from the staff of the Philadelphia Regional Office of the SEC relating to the SEC's investigation concerning the bidding of municipal GICs. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against the Parent, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. The Parent understands that it will have an opportunity to respond to the Wells Notice and to discuss the matter with the staff before any recommendation is made to the Commission.

        In March 2008, two purported class action lawsuits were commenced seeking damages for alleged violations of antitrust laws in connection with the bidding of municipal GICs and derivatives. The suits name as plaintiffs various named and unnamed states and municipalities and name as defendants a large number of major financial institutions, including the Parent and the Company. The lawsuits make reference to the ongoing investigations by the DOJ Anti-trust Division and the SEC regarding such activities, with respect to which the Parent and the Company received subpoenas in November 2006.

        The Company has also received various regulatory inquiries and requests for information. These include subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General related to antitrust concerns associated with the municipal rating scales employed by Moody's and a proposal by Moody's to assign corporate equivalent ratings to municipal obligations.

        Subsequent to December 31, 2007, credit spreads have widened significantly with respect to the Company's insured derivative portfolio. Unless market conditions improve, management expects to record material negative fair-value adjustments relating to its insured derivative portfolio in the first quarter of 2008.

        In the first two months of 2008, management observed continuing deterioration in the U.S. residential mortgage market. Unless conditions improve, management may need to allocate additional amounts from its non-specific loss reserve to its case reserves, or add to its non-specific reserve, to cover the projected performance of HELOCs or Alt-A CES.

QuickLinks

  Exhibit 99.1
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm December 31, 2007
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Report of Independent Registered Public Accounting Firm
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (dollars in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Summary of Net Investment Income from General Investment Portfolio
General Investment Portfolio Fixed-Income Securities by Rating as of December 31, 2007
General Investment Portfolio by Security Type as of December 31, 2007
General Investment Portfolio by Security Type as of December 31, 2006
Aging of Unrealized Losses of Bonds in General Investment Portfolio as of December 31, 2007
Aging of Unrealized Losses of Bonds in General Investment Portfolio as of December 31, 2006
Distribution of Fixed-Income Securities in General Investment Portfolio by Contractual Maturity
Summary of XLFA Investment
Available-for-Sale Securities in the VIE Segment Investment Portfolio by Rating as of December 31, 2007
Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type as of December 31, 2007
Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type As of December 31, 2006
Distribution of Available-for-Sale Bonds and Short-Term Investments in the VIE Segment Investment Portfolio by Contractual Maturity
Distribution of Available-for-sale GICs in the VIE Segment Investment Portfolio by Contractual Maturity
Summary of Assets Acquired in Refinanced Transactions
Rollforward of Deferred Acquisition Costs
Rollforward of Loss and Loss Adjustment Expense Reserves
Case Reserve Summary as of December 31, 2007
Case Reserve Summary as of December 31, 2006
Assumptions for Case and Non-Specific Reserves
Par Outstanding
Case Reserves
Maturity Schedule of VIE Segment Debt
Contractual Terms to Maturity of Net Par Outstanding of Insured Obligations(1)
Contractual Terms to Maturity of Ceded Par Outstanding of Insured Obligations
Summary of Public Finance Insured Portfolio(1)
Summary of Asset-Backed Insured Portfolio
Public Finance Insured Portfolio by Location of Exposure as of December 31, 2007
Components of Deferred Tax Assets and Liabilities
Effective Tax Rate Reconciliation
Reconciliation of Unrecognized Tax Benefit
Maturity Schedule of Notes Payable
Performance Shares
Dexia Restricted Stock Shares
Summary of Net Realized and Unrealized Gains (Losses) on Derivative Instruments
Fair Value of Insured CDS Portfolio
Changes in Fair Value of Insured CDS Portfolio
Selected Information for Insured CDS Portfolio as of December 31, 2007
Selected Information for Insured CDS Portfolio as of December 31, 2006
Summary of Reinsurance
Reinsurance Recoverable and Ceded Par Outstanding by Reinsurer and Ratings
Other Assets
Other Liabilities and Minority Interest
Future Minimum Rental Payments as of December 31, 2007
Financial Information Summary by Segment
Reconciliations of Segments' Pre-Tax Operating Earnings to Net Income
Net Premiums Earned by Geographic Distribution
Amounts Reported for Related Party Transactions in the Consolidated Balance Sheets
Amounts Reported for Related Party Transactions in the Consolidated Statements of Operations and Comprehensive Income
Fair Value of Financial Instruments
Exposures to Monolines and Ratings of Underlying Risks
Exposures to Monolines and Ratings of Underlying Risks (Continued)